Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

LAM RESEARCH CORPORATION,

TOPEKA MERGER SUB 1, INC.,

TOPEKA MERGER SUB 2, INC.

and

KLA-TENCOR CORPORATION

dated as of

October 20, 2015

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (hereinafter referred to as this “Agreement”), dated October 20, 2015, is by and among Lam Research Corporation, a Delaware corporation (“Parent”), Topeka Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 1”), Topeka Merger Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”) and KLA-Tencor Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, each of the Merger Subs and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through (a) the merger of Merger Sub 1 with and into the Company, with the Company being the surviving entity (the “First Merger”) and (b) immediately following the First Merger, the merger of the Company, as the surviving entity of the First Merger, with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, in connection with the First Merger, each outstanding share of common stock, $0.001 par value per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the First Effective Time (other than Dissenting Shares) will be automatically converted into the right to receive the Per Share Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has, on the terms and subject to the conditions set forth herein, determined that this Agreement and the transactions contemplated hereby (the “Transactions”), including the First Merger and the issuance of shares of Parent Stock in connection therewith and the Second Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Company Board of Directors has adopted resolutions approving the acquisition of the Company by Parent, this Agreement and the consummation of the Transactions and declaring this Agreement advisable and recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”) pursuant to Section 264 of the DGCL, and has done so unanimously;

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has adopted resolutions approving the acquisition of the Company by Parent, this Agreement and the consummation of the Transactions, directing that the issuance of shares of Parent Stock in connection with the First Merger be submitted for consideration at the Parent Special Meeting and recommending that Parent’s stockholders vote to approve such issuance, and has done so unanimously;

WHEREAS, the stockholders and board of directors of each of the Merger Subs have approved this Agreement and determined that this Agreement and the Transactions, including the First Merger (as applicable) and the Second Merger, are advisable and fair to, and in the best interests of, such Merger Sub and its stockholders;

WHEREAS, the Parties intend that the Mergers will qualify as a “reorganization” under Section 368(a) of the Code and that this Agreement will constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties agree as follows:

AGREEMENT

ARTICLE I

THE INTEGRATED MERGERS

Section 1.1 The Mergers. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, (a) at the First Effective Time, Merger Sub 1 shall be merged with and into the Company, whereupon the separate existence of Merger Sub 1 will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), and (b) immediately thereafter, and as part of the same plan, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub 2 surviving the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Ultimate Surviving Corporation”). The Mergers shall have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) will take place at 7:00 a.m., Pacific Time, at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California, on the fifth business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing) (the date of such satisfaction or waiver, the “Condition Satisfaction Date”), or on such other date or at such other place that is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.3 Effective Times. On the Closing Date, the Parties shall cause (a) a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be

duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub 1 under the DGCL in connection with the First Merger and, thereafter, (b) a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by the First Surviving Corporation or Merger Sub 2 under the DGCL in connection with the Second Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the DSOS or on such other date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “First Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the DSOS or on such other date and time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.

Section 1.4 Governing Documents.

(a) At the First Effective Time, the Company Certificate and the Company Bylaws shall be the certificate of incorporation and bylaws, respectively, of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Second Effective Time, the certificate of incorporation and bylaws of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the certificate of incorporation and bylaws of the Ultimate Surviving Corporation, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of incorporation and bylaws.

Section 1.5 Officers and Directors of the Surviving Entities.

(a) The officers of Merger Sub 1 immediately prior to the First Effective Time, from and after the First Effective Time, shall be the officers of the First Surviving Corporation. The directors of Merger Sub 1 immediately prior to the First Effective Time, from and after the First Effective Time, shall be the directors of the First Surviving Corporation.

(b) The officers of the First Surviving Corporation immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Ultimate Surviving Corporation. The directors of the First Surviving Corporation immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the directors of the Ultimate Surviving Corporation.

Section 1.6 Plan of Reorganization. The Parties intend that, for U.S. federal income tax purposes, the Mergers, taken together, will constitute integrated steps in a single “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, which plan of reorganization the Parties adopt by executing this Agreement.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Conversion of Capital Stock.

(a) Treatment of Company Common Stock and Allocation. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub 1, each Company Share issued and outstanding immediately prior to the First Effective Time (other than Company Shares to be cancelled in accordance with Section 2.1(c) and other than any Dissenting Shares (collectively, “Excluded Shares”)) shall automatically be converted into the right to receive cash and shares of Parent Stock based on Elections made by the holders of Company Shares (but subject to Section 2.1(f), Section 2.5 and Section 2.6) as follows:

(i) Each such Company Share that is a Cash Election Share shall be converted into the right to receive cash in an amount (such amount, the “Per Share Cash Consideration”) equal to the sum of (A) $32.00 (such amount, the “Average Cash Per Share”) and (B) the product of (x) 0.5 (such number of shares, the “Average Parent Stock Per Share”) multiplied by (y) the VWAP of Parent Stock. The Per Share Cash Consideration shall be subject to proration as set forth in Section 2.1(a)(iv).

(ii) Each such Company Share that is a Stock Election Share shall be converted into the right to receive a number of Parent Shares (such number, the “Per Share Stock Consideration”) equal to the sum of (A) the Average Parent Stock Per Share and (B) the quotient of (x) the Average Cash Per Share divided by (y) the VWAP of Parent Stock. The Per Share Stock Consideration shall be subject to proration as set forth in Section 2.1(a)(v).

(iii) Each such Company Share that is an Undesignated Share or a Mixed Election Share shall be converted into the right to receive the combination (such combination, the “Per Share Mixed Consideration”) of (A) the Average Cash Per Share and (B) a number of Parent Shares equal to the Average Parent Stock Per Share.

(iv) In the event that the number of Cash Election Shares exceeds the Cash Election Number, then:

(A) each Stock Election Share (other than Excluded Shares) shall be converted into the right to receive the Per Share Stock Consideration, and

(B) each Cash Election Share (other than Excluded Shares) shall be converted into the right to receive both (x) an amount in cash equal to the quotient of the Available Cash for Cash Election divided by the aggregate number of Cash Election Shares (such amount, the “Satisfied Per Share Cash Consideration”) and (y) a number of Parent Shares equal to (i) the Per Share Cash Consideration minus the Satisfied Per Share Cash Consideration divided by (ii) the VWAP of Parent Stock.

(v) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, then:

(A) each Cash Election Share (other than Excluded Shares) shall be converted into the right to receive the Per Share Cash Consideration, and

(B) each Stock Election Share (other than Excluded Shares) shall be converted into the right to receive (x) the number of Parent Shares equal to the quotient of the Available Stock for Stock Election divided by the aggregate number of Stock Election Shares (the “Satisfied Per Share Stock Consideration”) and (y) an amount in cash equal to (i) the Per Share Cash Consideration minus (ii) the product of the VWAP of Parent Stock and the Satisfied Per Share Stock Consideration.

(vi) The Exchange Agent shall make all computations, in consultation with Parent and the Company, as to the allocation and the proration contemplated by this Section 2.1(a), and any such computation shall be conclusive and binding on the Company stockholders. Parent and the Company may agree to make such rules as are consistent with this Agreement for implementation of the provisions of this Section 2.1(a) as shall be necessary or desirable to fully effect such provisions.

From and after the First Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Company Shares in accordance with Section 2.2, the Per Share Stock Consideration, Per Share Cash Consideration or Per Share Mixed Consideration (subject to the proration and adjustment of the Per Share Cash Consideration pursuant to Section 2.1(a)(iv) and the Per Share Stock Consideration pursuant to Section 2.1(a)(v)) and cash in lieu of fractional shares of Parent Stock, if any, pursuant to Section 2.6 (the “Fractional Share Consideration”), into which such Company Shares have been converted pursuant to this Section 2.1(a), together with the amounts, if any, payable pursuant to Section 2.2(f) (such amounts, the “Per Share Merger Consideration”).

(b) Election Procedure.

(i) Election Forms and Types of Elections. An election form in such form and substance as designated by Parent and reasonably acceptable to the Company (the “Election Form”) shall be delivered by the Company with the Joint Proxy Statement to each holder of record of Company Shares as of the Company Record Date and to each holder of a vested Company RSU. Parent shall make available one or more Election Forms as may be reasonably requested by any Person who becomes a holder of record of Company Shares or holder of a vested Company RSU after the Company Record Date and prior to the Election Deadline. Subject to the other provisions of this Article II, each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive (A) the Per Share Stock Consideration (a “Stock Election”) with respect to all of such holder’s Company Shares, (B) the Per Share Cash Consideration (a “Cash Election”) with respect to all of such holder’s Company Shares, or (C) the Per Share Mixed Consideration (a “Mixed Election”) with respect to all of such holder’s

Company Shares. Any Company Shares (other than Company Shares to be cancelled in accordance with Section 2.1(c)) with respect to which the holder (or indirectly the beneficial owner) shall not have submitted to the Exchange Agent an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be “Undesignated Shares” under this Agreement.

(ii) Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 6:00 a.m. Pacific Time on the fourth business day after the Condition Satisfaction Date (or such other time and date as the Company and Parent may mutually agree) (the “Election Deadline”); provided, that (A) at least three business days prior to the Election Deadline, Parent shall publish a press release announcing the Election Deadline and (B) promptly following the close of trading on NASDAQ on the business day immediately preceding the day of the Election Deadline, Parent shall publish a press release announcing the VWAP of Parent Stock. An Election Form shall be deemed properly completed only if an Election is indicated for each Company Share covered by such Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form by delivery of a revocation or new Election Form that is actually received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is timely revoked prior to the Election Deadline, the Company Shares represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such Company Shares on or before the Election Deadline. Subject to the terms of this Agreement and of the Election Form, Parent shall have discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms. Any decisions of Parent required by the Exchange Agent made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) Cancellation of Company Common Stock. At the First Effective Time, all Company Shares owned by any Company Subsidiary, Parent, the Merger Subs or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Treatment of Merger Sub 1 Capital Stock. At the First Effective Time, each issued and outstanding share of common stock of Merger Sub 1 shall be automatically converted into and become one fully paid and nonassessable share of common stock of the First Surviving Corporation and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation.

(e) Effect of Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the First Surviving Corporation or of Merger Sub 2,

(i) Each share of capital stock of the First Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered therefor; and

(ii) Each share of common stock of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Ultimate Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Ultimate Surviving Corporation.

(f) Adjustment. Any number or amount herein that is based upon the price of the Parent Stock or the number or fraction of shares of Company Common Stock or Parent Stock, as the case may be, and the Average Cash Per Share and/or Average Parent Stock Per Share, as applicable, shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Stock outstanding after the date hereof and prior to the First Effective Time.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the First Effective Time, Parent or Merger Sub 1 shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the First Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the holders of Company Common Stock for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or promptly after the First Effective Time, Parent or Merger Sub 1 shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Per Share Stock Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate amount of Per Share Cash Consideration, Fractional Share Consideration and any dividends under Section 2.2(f) to be paid in connection with the First Merger (such evidence of book-entry shares of Parent Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the former holders of Company Shares. In the event that the Exchange Fund shall be insufficient to pay the aggregate amount of all Per Share Cash Consideration, Fractional Share Consideration and any dividends under Section 2.2(f), Parent shall, or shall cause Merger Sub 1 to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that (1) any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and (2) no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Parent or the Ultimate Surviving Corporation (at the election of Parent) on the earlier of (A) one year after the First Effective Time or (B) the full payment of the Exchange Fund.

(b) Procedures for Surrender. Promptly after the First Effective Time, Parent shall, and shall cause the Ultimate Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the First Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) and whose Company Shares each were converted pursuant to Section 2.1 into the right to receive the Per Share Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Per Share Merger Consideration into which such Company Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Ultimate Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Per Share Merger Consideration pursuant to the provisions of this Article II for each Company Share formerly represented by such Certificate or Book-Entry Share, to be delivered within ten business days following the later to occur of (x) the First Effective Time or (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Ultimate Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the applicable Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive the applicable Per Share Merger Consideration as contemplated by this Article II, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the First Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the First Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to the Company Shares formerly represented thereby except as otherwise provided for herein or by applicable Law. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to the Ultimate Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund and Exchange Trust; No Liability. At any time following 12 months after the First Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund and the Exchange Trust that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Ultimate Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Per Share Merger Consideration, payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Ultimate Surviving Corporation, Parent, Merger Subs, or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Per Share Merger Consideration, dividends, or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof (such affidavit to be in a form reasonably satisfactory to Parent and the Exchange Agent), the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Stock in accordance with Section 2.2(f); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made against the Parent Entities or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(f) Dividends or Distributions with Respect to Parent Stock. No dividends or other distributions with respect to Parent Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Stock.

Section 2.3 Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the First Effective Time and held by holders of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and are entitled to demand, and have properly demanded, appraisal of such Company Shares (“Dissenting Shares”) pursuant to, and who have complied in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Per Share Merger Consideration payable pursuant to Section 2.1, but instead at the First Effective Time shall be converted into the right to receive payment of the fair value of such Company Shares in accordance with the Appraisal Rights (it being understood and acknowledged that at the First Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall automatically converted into and shall represent the right to receive the Per Share Merger Consideration. “Proposed Dissenting Shares” means Company Shares whose holder provides a demand for appraisal to the Company prior to the Company Special Meeting and does not vote in favor of the adoption of this Agreement, in each case in accordance with the Appraisal Rights.

(b) The Company shall give prompt notice to Parent of any demands received prior to the First Effective Time by the Company for appraisal of any Company Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Appraisal Rights, and Parent shall have the opportunity, at Parent’s expense, to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the First Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4 Treatment of Company Equity Awards.

(a) As of the First Effective Time, each outstanding restricted stock unit representing a right to receive Company Common Stock, including any restricted stock unit that vests subject to the achievement of Company performance goals under any Company Equity Plan (the “Company RSUs”) that is not then vested and is held by an individual who will continue in the service of Parent or the Ultimate Surviving Corporation at the First Effective Time (a “Continuing Service Provider”) shall be substituted by Parent into a Parent RSU in accordance with this Section 2.4. Each substituted Parent RSU shall continue to have, and shall be subject to, the same vesting and economically equivalent terms (including rights to dividend equivalents in cash) and conditions as applied to the applicable Company RSUs immediately prior to the First Effective Time (but taking into account any changes thereto, including any necessary changes to any issuance provisions, provided for or permitted in the applicable Company Equity Plan, in any award agreement or in such Company RSUs, by reason of this Agreement or the Transactions). As of the First Effective Time, the number of shares of Parent Stock underlying each such Parent RSU as so substituted shall be equal to the product of (i) the number of Company Shares underlying the applicable Company RSUs multiplied by (ii) the Per Share Stock Consideration, rounded down to the nearest whole number. To the extent a Company RSU was exempt from or compliant with Section 409A of the Code immediately prior to the First Effective Time, the substitution of each Company RSU shall occur in a manner so as to remain exempt from or compliant with Section 409A of the Code, and this Section 2.4 shall be construed consistent with such intent. Each payment with respect to a Parent RSU as to which payments will be made in installments is and will be treated as a separate payment for purposes of Section 409A of the Code.

(b) Any share of Company Common Stock underlying a Company RSU that is vested as of the First Effective Time (taking into account any acceleration of vesting that occurs by the First Effective Time under the applicable award agreement or other Contract with the award holder), but as to which such underlying share of Company Common Stock has not been issued by the First Effective Time, will be issued as of immediately prior to the First Effective Time and will be treated as outstanding Company Common Stock for purposes of Section 2.1 and shall receive the applicable Per Share Merger Consideration as provided in Section 2.1 based on an Election Form submitted by the holder thereof, subject to applicable tax withholding. Any shares of Company Common Stock underlying any Company RSU that has failed to vest as of the First Effective Time and that is held by an individual who is not a Continuing Service Provider shall be cancelled at the First Effective Time without payment of any consideration.

(c) As of the First Effective Time, each outstanding stock option award representing a right to purchase Company Common Stock that was granted pursuant to a Company Equity Plan and that is outstanding and exercisable as of immediately prior to the First Effective Time (each, a “Company Stock Option”) shall, by virtue of the First Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive an amount of cash (without interest) equal to the product of (i) the number of shares of Company Common Stock issuable upon the exercise of the Company Stock Option, multiplied by (ii) (A) the Per Share Cash Consideration, less (B) the exercise price per share attributable to the Company Stock Option. As soon as practicable (and in no event more than 30 calendar days) following the First Effective Time, the Exchange Agent, Parent or the Ultimate Surviving Corporation shall pay to each holder of a Company Stock Option the consideration (if any) required to be paid to any such holder pursuant to this Section 2.4(c), subject to Section 2.5.

(d) Not later than 15 days prior to the First Effective Time, the Company shall send a notice to all holders of Company Stock Options, which notice shall notify such holders that (i) Parent, the First Surviving Corporation and the Ultimate Surviving Corporation will not be assuming any Company Stock Options at or following the First Effective Time or substituting new options therefor, (ii) all unvested Company Stock Options shall become vested and fully exercisable as of and effective immediately prior to the First Effective Time, and (iii) all Company Stock Options that are not exercised prior to the First Effective Time will be cancelled and paid the consideration in the manner set forth in Section 2.4(c).

(e) Prior to the First Effective Time, the Company shall adopt resolutions and take such other steps as are reasonably necessary for the treatment of the Company RSUs and Company Stock Options as contemplated by this Section 2.4.

(f) As soon as practicable following the Closing Date, but in no event more than 10 business days following the Closing Date, Parent will file an appropriate Registration Statement on Form S-8 or other appropriate form with respect to the offering of the Parent Shares issuable upon vesting of the Parent RSUs (the “S-8 Registration Statement”) and will use reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement thereafter for so long as any of such Parent RSUs remain outstanding.

(g) Prior to the First Effective Time, the Company will take all actions reasonably necessary to (i) terminate the Amended and Restated 1997 KLA-Tencor Corporation Employee Stock Purchase Plan (the “Company ESPP”) as of immediately prior to the First Effective Time, (ii) provide that any “Offering Period” (as defined in the Company ESPP) that would otherwise be in progress on the Closing Date will be shortened in accordance with Section 18 of the Company ESPP, and the last day of each such Offering Period shall be at least 10 business days prior to the Closing Date (the “Final Purchase Date”), with purchases made on the Final Purchase Date contingent upon the occurrence of the First Effective Time, and (iii) avoid the commencement of any new Offering Period under the Company ESPP at or after the Final Purchase Date and prior to the earlier of the termination of this Agreement or the First Effective Time. Any Company Shares acquired under the Company ESPP prior to or on the Final Purchase Date will be treated as outstanding Company Shares for purposes of Section 2.1 (including with respect to the Election).

Section 2.5 Withholding. The Parent Entities, the First Surviving Corporation and the Ultimate Surviving Corporation shall each be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock pursuant to this Agreement, any amounts that are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

Section 2.6 Fractional Shares.

(a) No certificates, receipts or scrip representing fractional shares of Parent Stock shall be issued upon the surrender or transfer for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Parent will relate to such fractional shares of Parent Stock, and such fractional shares of Parent Stock will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(b) Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the First Merger who would otherwise be entitled to receive a fraction of a share of Parent Stock (after taking into account all Company Shares held at the Effective Time by such holder) shall receive, in lieu thereof, from the Exchange Agent, at Parent’s election, either (i) a cash payment in lieu of such fractional share of Parent Stock representing that holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions of the aggregate of the fractional shares of Parent Stock which would otherwise have been issued under this Article II (the “Excess Shares of Stock”) or (ii) cash in accordance with Section 2.6(c) below. The sale of the Excess Shares of Stock shall be (i) executed on NASDAQ and (ii) made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares in accordance with this Section 2.6, the Exchange Agent shall hold the net proceeds in trust (the “Exchange Trust”) for those holders. All commissions, fees, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of the Excess Shares of Stock shall be paid by Parent and the Ultimate Surviving Corporation. As soon as practicable after the determination of the amount of cash to be paid to holders of Certificates and Book Entry Shares in lieu of fractional shares of Parent Stock, the Exchange Agent shall make that amount available to those holders, without interest. The Exchange Agent shall determine the portion of the net proceeds to which each holder of Certificates or Book Entry Shares shall be entitled by multiplying the aggregate amount of the net proceeds by a fraction of which (X) the numerator is the amount of the fractional shares of Parent Stock to which such holder of Certificates or Book Entry Shares is entitled (after taking into account all Certificates and Book Entry Shares delivered by such holder) and (Y) the denominator is the aggregate amount of fractional shares of Parent Stock to which all holders of Certificates and Book Entry Shares are entitled.

(c) Notwithstanding the provisions of Section 2.6(b), Parent may elect, at its option exercised prior to the Effective Time, to pay to the Exchange Agent an amount in cash in United States dollars, to be deposited promptly following the Effective Time, sufficient for the Exchange Agent to pay each holder of Certificates or Book Entry Shares an amount in cash equal to the product obtained by multiplying (i) the fraction of a share of Parent Stock to which such holder would otherwise have been entitled by (ii) the closing price for a share of Parent Stock on NASDAQ on the first business day immediately following the First Effective Time. In such event, all references in this Agreement to the net proceeds from the sale of the Excess Shares of Stock and similar references shall be deemed to refer to the payments calculated in the manner set forth in this Section 2.6(c).

Section 2.7 Further Assurances. At and after the First Effective Time, the officers and directors of the Ultimate Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or the Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or the Merger Subs, any other actions and things to vest, perfect or confirm of record or otherwise in the Ultimate Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Ultimate Surviving Corporation as a result of, or in connection with, the Mergers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Reports filed on or after June 30, 2015 and prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any amendment thereto made after the date of this Agreement or any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature); provided that the exclusion of this clause (i) shall not apply to the representations set forth in Section 3.3 or (ii) with respect to each section and subsection within this Article III, the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and the Merger Subs as set forth below.

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”) as of the date of this Agreement. Each Company Subsidiary is a direct, or indirect, wholly owned subsidiary of the Company. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary that is a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X of the SEC). Such Certificate of Incorporation, Bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any such Company Subsidiary is in material violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). All outstanding Company Shares are validly issued, fully paid and nonassessable and are issued free of any preemptive rights. All Company Shares subject to issuance upon the exercise, vesting or conversion of any convertible security will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

(b) As of the close of business on September 30, 2015:

(i) 155,746,926 Company Shares were issued and outstanding;

(ii) no Company Shares were held by any Company Subsidiary;

(iii) 2,053,335 Company Shares were issuable pursuant to outstanding Company RSUs;

(iv) an aggregate of $13,190,970 was contributed by participants in the ESPP during the current offering period of the ESPP through September 30, 2015;

(v) 201 Company Shares were issuable pursuant to outstanding Company Stock Options, all of which were vested and exercisable; and

(vi) no shares of Company Preferred Stock were issued or outstanding.

(c) Except for changes since the date specified in Section 3.3(b) resulting from the exercise of purchase rights under the Company ESPP, the vesting of Company RSUs outstanding on such date, the exercise of Company Stock Options outstanding on such date, or actions taken after the date of this Agreement in compliance with this Agreement, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) shares of capital stock of, or other voting securities or ownership interests in, the Company, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”), other than as described in Section 3.3(b).

(d) There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary. Section 3.3(d) of the Company Disclosure Letter contains, as of September 30, 2015, a complete and correct list of each outstanding Company RSU and Company Stock Option, including the date of grant, the date of expiration, the number of Company Shares subject to such award as of the date of this Agreement, vesting schedule (including any rights to acceleration of vesting), the number of Company Shares vested and unvested as of the date of this Agreement, with respect to Company RSUs, whether the Company RSU is the subject of a deferral election or not otherwise exempt from Section 409A of the Code under Treasury Regulations Section 1.409A-1(b)(4), and with respect to Company Stock Options, the exercise price per share.

(e) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any other Company Securities or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person that would be material to the Company and the Company Subsidiaries, taken as a whole. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens or Contracts or other limitations on the Company’s or any Company Subsidiary’s voting rights.

Section 3.4 Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject (in the case of the First Merger) to receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (in the case of the First Merger, except for (i) receipt of the Company Stockholder Approval and (ii) the filing of the First Certificate of Merger with the DSOS). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board of Directors, at a meeting duly called and held, unanimously adopted resolutions (i) resolving that this Agreement and the Transactions are fair to, and in the best interests of, the Company and the holders of the Company Common Stock, (ii) approving and declaring advisable this Agreement and the Transactions on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, and (iii) resolving to make, subject to Section 5.3, the Company Board Recommendation.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Required Approvals and, in the case of the First Merger, the Company Stockholder Approval, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to obtaining the consents listed in Section 3.5(a) of the Company Disclosure Letter, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, constitute or be deemed an impermissible or void assignment (by operation of law or otherwise) by the Company or a Company Subsidiary of, result in the acceleration of any obligation of the Company or a Company Subsidiary or right of a third party, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Company Material Contract, except with respect to clause (ii) only, for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except for applicable requirements, if any, of (i) any such consents, approvals, authorizations, permits, filings or notifications that are not material to the Company and the Company Subsidiaries, taken as a whole, (ii) any filings as may be required under the rules and regulations of NASDAQ, (iii) the filing of the Joint Proxy Statement and of the Registration Statement (in which the Joint Proxy Statement will be included) with the SEC and the declaration of effectiveness of the Registration Statement, (iv) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” Laws (“Blue Sky Laws”), (v) the pre-merger notification requirements of the HSR Act and similar requirements in the jurisdictions listed in Section 7.1(d) of the Company Disclosure Letter, and (v) the provisions of the DGCL (collectively, the “Company Required Approvals”).

Section 3.6 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, licenses, permits, consents, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except for those, the absence of which would not individually or in the aggregate have a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened in writing, and there are no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such Permits (with or without notice, the lapse of time or both). Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, in any material respect, (i) any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, where such conflict, default, breach or violation would be material to the Company and the Company Subsidiaries, taken as a whole, or (ii) any Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, where such conflict, default, breach or violation would be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished all forms, reports and other documents required to be filed or furnished by it with the SEC since June 30, 2012 (such documents filed since June 30, 2012, and those filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “Company SEC Reports”). Each Company SEC Report (i) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements contained in the Company SEC Reports (i) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis with the Company’s past practices throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC), and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth in the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of June 30, 2015, or included in the notes thereto (the “2015 Company Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be disclosed by GAAP except for liabilities and obligations (i) incurred in the ordinary course of business, (ii) in the form of executory obligations under any Contract to which the Company is a party or is bound and that are not in the nature of breaches that are required by GAAP to be disclosed in a balance sheet, and (iii) incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and prior to the date of this Agreement, neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(e) The Company maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g) As of the date hereof, there are no outstanding unresolved comments with respect to the Company or the Company SEC Reports noted in comment letters or, to the knowledge of the Company, other correspondence received by the Company or its attorneys from the SEC, and to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board.

(h) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX.

Section 3.8 Absence of Certain Changes or Events. Since the date of the 2015 Company Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, the Company and the Company Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and in a manner consistent with past practice. Since the date of the 2015 Company Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) none of the Company or any of the Company Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.1(ii).

Section 3.9 Absence of Litigation. As of the date hereof, there is (a) no Action pending, and (b) to the knowledge of the Company, (i) no inquiry, audit or investigation by any Governmental Authority pending and (ii) no Action overtly threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. As of the date hereof, none of the Company, any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is the subject of any continuing Order, settlement agreement or similar written agreement with any Governmental Authority, or any Order, determination or award of any Governmental Authority, in each case that contains ongoing obligations of the Company or any Company Subsidiaries.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter lists all material Company Plans, except that for individual written agreements or Company RSUs, only the form of such agreements will be listed, unless such individual agreements materially differ from such forms, in which case the individual forms will be listed. The Company has made available to Parent a true and complete copy of each material Company Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Company Plan (except for individual written agreements or Company RSUs, in which case only forms of such agreements have been made available to Parent, unless such individual agreements materially differ from such forms), including as applicable (v) a copy of each trust or other funding arrangement, (w) each most recent summary plan description and summary of material modifications, (x) all annual reports on IRS Form 5500 (or other material Governmental Authority filing made in respect of any Company Plan that is not a US Plan) filed within the past three years, (y) the most recently received IRS or other Governmental Authority determination or opinion letter for each such Company Plan, and (z) the most recently prepared actuarial report and financial statement in connection with each such Company Plan.

(b) None of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) Each Company Plan is operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of any Company Plan, except for any such non-performance, default or violation that would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, no Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than routine claims for benefits in the ordinary course of business) that would result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(d) Each US Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such US Plan for which determination letters are currently available that such US Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and each trust established in connection with any US Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect in any material respect the qualified status of any such US Plan or the exempt status of any such trust.

(e) Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any US Plan. Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA

(other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists that could give rise to any such liability.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (i) result in any material compensatory payment or benefit (including severance, unemployment compensation, parachute or otherwise) becoming due to any current or former employee, officer, director or individual independent contractor of the Company or any Company Subsidiary (each, a “Worker”), or to any Governmental Authority or other person on behalf of any such Worker, from the Company, any Company Subsidiary, any Company ERISA Affiliate or any of their respective affiliates under any Company Plan, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in any acceleration of the time of any payment or vesting of any compensatory payment or benefits or (iv) result in the payment of any amount that, individually or in combination with any other such payment or benefit, would not be deductible pursuant to Code Section 280G (determined without regard to Section 280G(b)(4) of the Code) or Code Section 162(m).

(g) Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, all contributions, premiums or payments required to be made with respect to any US Plan have been made on or before their due dates. Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, all such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could be expected to give rise to any such challenge or disallowance.

(h) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s financial statements accurately reflect the Company Foreign Plan liabilities and accruals for contributions required to be paid to the Company Foreign Plans in accordance with applicable local accounting principles consistently applied and (ii) all required contributions to all Company Foreign Plans have been made as of the date hereof. None of the Company Foreign Plans contains any provision that is reasonably likely to impose, in connection with the Mergers, any material liability on Parent.

Section 3.11 Labor and Employment Matters.

(a) As of the date hereof, there are no Claims pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective Workers that would, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(b) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or similar labor union agreement with any labor union, labor organization or works council, and, as of the date hereof, no such agreement is presently being negotiated. To the knowledge of the Company, none of the employees of the Company or any Company Subsidiary is represented by any labor union with respect to their employment with the Company or any Company Subsidiary, and, as of the date hereof, there are no activities or proceedings of any labor union to organize any such employees. To the knowledge of the Company, there are no current and there has not been at any time during the five years prior to the date of this Agreement any campaigns to solicit cards from employees of the Company or any Company Subsidiary to authorize representation by any labor union or labor organization and, to the knowledge of the Company, there are no current and there has not been at any time during the five years prior to the date of this Agreement any other union organizing activities concerning any employees of the Company or any Company Subsidiary. There are no current and, to the knowledge of the Company, there have not been any labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute, affecting the Company or any Company Subsidiary during the five years prior to the date of this Agreement. To the knowledge of the Company, no event has occurred, nor does any condition or circumstance exist, that would reasonably be expected to provide a basis for the commencement of any such labor strikes, slowdowns, work stoppages, lockouts or any similar activity or dispute.

(c) The Company and the Company Subsidiaries are in compliance in all material respects with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, immigration, workers’ compensation, long-term disability, occupational safety, plant closings, compensation and benefits, classification of Workers, and wages and hours (“Employment Practices”). Except as would not result in a liability that is material to the Company and its Subsidiaries taken as a whole, individually or in the aggregate, neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, providence fund, social security or other benefits or obligations for Workers (other than routine payments to be made in the ordinary course of business consistent with past practice). To the knowledge of the Company, as of the date hereof, (x) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the Employment Practices of the Company or any Company Subsidiary; and (y) no material complaints relating to Employment Practices of the Company or any Company Subsidiary have been, during the five years prior to the date of this Agreement, filed with any Governmental Authority or submitted in writing to the Company or any Company Subsidiary. To the knowledge of the Company, the Company and the Company Subsidiaries are not engaged, and during the five years prior to the date of this Agreement have not been engaged, in any unfair labor practice (as defined under the National Labor Relations Act) and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened.

(d) To the knowledge of the Company, there are no unwritten policies, practices or customs or any other Contracts, undertakings or agreements of the Company or the Company Subsidiaries that, by extension, could reasonably be expected to entitle current or former Workers to benefits in addition to what such Workers are entitled by applicable legal requirements or under the terms of such Workers’ Contracts with the Company or the Company

Subsidiaries, except where such benefits, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is delinquent in payments to any of its Workers for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such Workers, except for such delinquent payments, individually or in the aggregate, which would not reasonably be expected to result in material liability to the Company or the Company Subsidiaries, taken as a whole.

(e) Except as would not result in a Company Material Adverse Effect, individually or in the aggregate, no Worker is in violation of any term of any employment or service Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Worker to be employed or retained by the Company or any Company Subsidiary by which the individual is employed or engaged because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(f) Except as would not result in a Company Material Adverse Effect, individually or in the aggregate, the Company and each Company Subsidiary is in compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 U.S.C. § 2101) and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.

Section 3.12 Information Supplied. The information supplied by the Company for inclusion in the Joint Proxy Statement and the Registration Statement will not, (a) in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to the stockholders of the Company and the stockholders of Parent, and at the time of the Company Special Meeting and the Parent Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Special Meeting or the Parent Special Meeting that has become false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Subs or any of their Representatives for inclusion in any of the foregoing documents. The information supplied by the Company for inclusion in the Joint Proxy Statement and the Registration Statement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 3.13 Property and Leases.

(a) The Company or one of the Company Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the 2015 Company Balance Sheet that are material to the Company and the Company Subsidiaries, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business), free of any Liens other than Permitted Liens. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

(b) Section 3.13(b) of the Company Disclosure Letter sets forth a complete and accurate list of all real property owned by the Company or any of the Company Subsidiaries (“Company Owned Real Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Owned Real Property are reasonably adequate and suitable for the purpose of conducting the Company’s business as presently conducted.

(c) Section 3.13(c) of the Company Disclosure Letter sets forth a complete and accurate list of all real property that is greater than 5,000 square feet that is leased or subleased by the Company or a Company Subsidiary from a third party. Except as would not have a Company Material Adverse Effect, all of the fixtures and other improvements located on the premises to which the Company or a Company Subsidiary is a lessee or sublessee are adequate and suitable for the purpose of conducting the Company’s business as presently conducted.

Section 3.14 Intellectual Property.

(a) A true and correct list of Company Registered Intellectual Property that are Patents or Patent applications and a true and correct list of all other material Company Registered Intellectual Property has been provided to Parent by the Company prior to the date hereof. Such list indicates the items thereon in which any Third Party has any joint ownership interest.

(b) To the knowledge of the Company, all of the Company Owned Intellectual Property, including each item of Company Registered Intellectual Property, is free and clear of all Liens (other than (i) Liens that are not material, individually or in the aggregate, to the Company or any Company Subsidiary, (ii) Company Outbound License Agreements, (iii) outbound nonexclusive licenses entered into in the ordinary course of business, and (iv) Company Immaterial Trademark Licenses). To the knowledge of the Company, no Third Party has any joint ownership interest in or to any of the Company Owned Intellectual Property, including each item of Company Registered Intellectual Property (other than the Company Registered Intellectual Property that is indicated in the list provided in accordance with Section 3.14(a) as being subject to a Third Party joint ownership interest).

(c) To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in breach of any of the terms or conditions of any license to any Third Party Intellectual Property (including any Open Source Materials), where such breach would reasonably be expected to result in material liability or have a material adverse impact on the operation by the Company and the Company Subsidiaries of their business.

(d) To the knowledge of the Company, and except as would not be expected to result in material liability or have a material adverse impact on the operation by the Company and Company Subsidiaries of their business, the operation by the Company and Company Subsidiaries of their business as currently operated or as operated anytime in the last three years, including the design, development, use, import, export, manufacture, licensing, sale, offering for sale, supply or other disposition of the Company Products does not (i) infringe, violate or misappropriate the Intellectual Property rights of any person, or (ii) constitute unfair competition or trade practices under applicable Laws. Neither the Company nor any Company Subsidiary has received any written notice from any person within the past six years (x) claiming that such operation or any Company Product (A) infringes, violates or misappropriates the Intellectual Property rights of any person, or (B) constitutes unfair competition or trade practices under the applicable Laws, or (y) claiming that a license to Intellectual Property is or may be required in connection with operation by the Company and the Company Subsidiaries of their business or in connection with any Company Product, in each case, where such claim would reasonably be expected to result in material liability or have a material adverse impact on the operation by the Company and the Company Subsidiaries of their business.

(e) Each material item of the Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is not, to the knowledge of the Company, invalid.

(f) Neither the Company nor any Company Subsidiary has, to the knowledge of the Company, received any written notice within the past six years directed to the Company or any Company Subsidiary challenging the legality, validity, enforceability or ownership (excluding, for the avoidance of doubt, office actions issued by Governmental Authorities with respect to Registered Intellectual Property applications) (“Dispute”) of any Company Owned Intellectual Property and/or any Intellectual Property or software material to, practiced by, embodied in or incorporated within any Company Product. To the knowledge of the Company, no Dispute has been threatened within the past five years with respect to any material Company Owned Intellectual Property. Since January 1, 2009, neither the Company nor any Company Subsidiary has sent any written notice to any Third Party challenging the legality, validity, enforceability or ownership of the Third Party’s Intellectual Property.

(g) To the knowledge of the Company, none of the Company or any Company Subsidiary has disclosed or delivered to any Third Party (other than escrow agents pursuant to the Contracts set forth in Section 3.14(g) of the Company Disclosure Letter), or permitted the disclosure or delivery by any escrow agent or other Third Party to any Third Party, of any Source Code of any Company Product, the Copyrights to which are owned by the Company or any Company Subsidiary. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any Company Subsidiary or any escrow agent or other Third Party to any Third Party of any such Source Code. Neither the execution of this Agreement nor the consummation of the Mergers or any of the Transactions, in and of itself, would reasonably be expected to result in the release of any such Source Code from escrow.

(h) The Company and each Company Subsidiary has taken commercially reasonable measures to protect the Company’s or such Company Subsidiary’s rights in the material Trade Secrets owned by the Company or such Company Subsidiary. For any Trade Secrets owned by any other person that have been provided to the Company or such Company Subsidiary under Contract, to the knowledge of the Company, the Company and such Company Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such Trade Secrets. The Company and each Company Subsidiary has and uses commercially reasonable measures to enforce a policy requiring all employees, consultants and contractors of the Company and each Company Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of the Company or such Company Subsidiary.

(i) To the knowledge of the Company, none of the Company Owned Intellectual Property material to any material Company Products was developed by, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, educational institution or government research center was used in the development of the Company Owned Intellectual Property that is material to any material Company Products, in each case, in a manner that has given rise to any obligation to any Governmental Authority, university, educational institution, government research center, or similar Person which restricts any transfer of any such Company Owned Intellectual Property, requires the repayment of funds, or involves the payment of a royalty, in each case that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(j) To the knowledge of the Company and except as disclosed to Parent prior to the date of this Agreement, neither the Company nor any Company Subsidiary is subject to any agreement with any standards body or other similar entity that obligates the Company or any Company Subsidiary to grant licenses or rights to or otherwise impair its control, enforcement or use of any Company Owned Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(k) To the knowledge of the Company, neither the execution of this Agreement, nor the consummation of the Mergers or any of the Transactions, will, under any Contract to which Company or any Company Subsidiary is bound, result in Parent, Merger Subs, the Ultimate Surviving Corporation, the Company or any Company Subsidiary being (i) bound by or subject to any obligation, including the granting of any right or negative covenant, in each case with respect to any Company Registered Intellectual Property or other material Intellectual Property, which Company or any Company Subsidiary was not bound by or subject to prior to the Closing, or (ii) obligated to pay any material royalties, honoraria, fees or other payments to any person, with respect to Intellectual Property, in excess of those payable by Company or any Company Subsidiary prior to the Closing.

Section 3.15 Taxes.

(a) Each of the Company and the Company Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws and all such Tax Returns were correct and complete in all material respects. The Company and the Company Subsidiaries have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Return), except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP. There are no Liens for Taxes (other than Permitted Liens) upon any material assets of the Company or any of the Company Subsidiaries.

(b) Section 3.15(b) of the Company Disclosure Letter lists all federal, state, local and non-U.S. material Tax Returns that currently are the subject of audit. The Company has made available to Parent correct and complete copies of all material examination reports and statements of deficiencies assessed against, or agreed to by the Company and any of the Company Subsidiaries since January 1, 2012. Neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of material Taxes, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period has not yet expired.

(c) None of the Company or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two-year period ending on the Closing Date.

(d) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than agreements entered into in the ordinary course of business, the primary purpose of which is unrelated to Tax, including indemnification agreements or similar arrangements with directors and executive officers).

(e) Neither the Company nor any Company Subsidiary has engaged in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b)(1) or any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(f) The Company and each of its Subsidiaries have timely withheld and timely remitted to the appropriate taxing authority all material Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) Apart from any regular and normal dividend, the Company has not paid any dividend since September 1, 2014, in anticipation of, or to facilitate the Mergers, or as bargained-for consideration in the Mergers or any similar transaction involving the acquisition of the Company.

(h) None of the Company or any of the Company Subsidiaries has taken any action or has knowledge of any facts or circumstances that would reasonably be expected to cause the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.16 Environmental Matters.

(a) The Company and each Company Subsidiary is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws, except where the failure to comply would not be material to the Company and the Company Subsidiaries, taken as a whole.

(b) To the knowledge of the Company, none of the properties currently owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance above cleanup levels established by Governmental Authorities pursuant to Environmental Laws and require remediation by the Company or any Company Subsidiary.

(c) Since June 30, 2012, neither the Company nor any Company Subsidiary has received any written notice, letter or request for information stating that it may be liable under any Contract, or pursuant to Environmental Law, for any contamination by Hazardous Substances that require remediation at any site.

(d) The Company and each Company Subsidiary possesses and is in compliance in all material respects with all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”), except where the failure to possess or comply would not be material to the Company and the Company Subsidiaries, taken as a whole, and no suspension or cancellation of any of the Environmental Permits is pending or, to the knowledge of the Company, threatened, except where such suspension or cancellation would not be material to the Company and the Company Subsidiaries, taken as a whole.

(e) Except for Contracts entered into in the ordinary course of business, to the knowledge of the Company and except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has entered into any agreement (other than a customary lease with respect to real property leased by the Company or a Company Subsidiary) that would reasonably be expected to require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material claim, suit or proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of the Company, threatened against the Company or any of its Company Subsidiaries. No condition exists on any property, currently or formerly, owned or operated by the Company that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Parties agree that the representations and warranties contained in this Section 3.16 are the only representations and warranties in this Agreement with respect to the Company or any Company Subsidiary which relate to environmental and occupational health and safety matters, including Environmental Laws, Hazardous Substances and Environmental Permits.

Section 3.17 Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter lists the following respective Contracts in effect as of the date hereof (which listing shall be deemed to include all then-current material amendments and supplements that have been made available to Parent or Parent’s Representatives in the electronic data room in connection with this Agreement prior to the date hereof) to which the Company or any Company Subsidiary is a party, or by which any property or asset of the Company or any Company Subsidiary is bound (provided that the Company Material Contracts will be deemed to include, without requirement of listing, any “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) that is filed as an exhibit to the Company SEC Reports prior to the date hereof), such Contracts as are required to be set forth in Section 3.17(a) of the Company Disclosure Letter and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being, the “Company Material Contracts”:

(i) for the largest direct customers of the Company or the Company Subsidiaries that together represent more than 65% of the revenues received by the Company and the Company Subsidiaries, taken as a whole, and in any event for the five largest direct customers of the Company or the Company Subsidiaries (determined on the basis of revenue received by the Company and the Company Subsidiaries, taken as a whole, in the fiscal year ended June 30, 2015), master purchase Contracts, if any, with each such customer that are representative of the master purchase Contracts, if any, entered into by the Company or the Company Subsidiaries with each such customer (excluding purchase orders issued in the ordinary course of business);

(ii) all Contracts (excluding purchase orders issued in the ordinary course of business) pursuant to which the Company or the Company Subsidiaries derive revenue from sales of Company Products to or through their five largest distributors, sales representatives, and resellers (determined on the basis of revenue received by the Company and the Company Subsidiaries, taken as a whole, in the fiscal year ended June 30, 2015);

(iii) for the 10 largest suppliers to the Company or the Company Subsidiaries of technology, software, components or services included in or related to the Company Products (determined on the basis of amounts paid by the Company and the Company Subsidiaries, taken as a whole, in the fiscal year ended June 30, 2015 and that have material, known, unfulfilled obligations on behalf of the supplier), master purchase Contracts, if any, with each such supplier that are representative of the master purchase Contracts, if any, entered into by the Company or the Company Subsidiaries with each such supplier (excluding purchase orders issued in the ordinary course of business);

(iv) (A) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or Company Subsidiaries, related to sales of Company Products where such payments exceeded $1,000,000 in the fiscal year ended June 30, 2015; (B) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or Company Subsidiaries related to sales of Company Products that were entered into after June 30, 2014 and which royalties would reasonably be expected to exceed $1,000,000 in the year ending June 30, 2016; and (C) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or Company Subsidiaries related to sales of Company Products that were entered into after June 30, 2015;

(v) other than leases of real property, all Contracts pursuant to which the Company or a Company Subsidiary grants any Third Party a right of first refusal, first offer or similar right, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole;

(vi) all Contracts (i) with the 20 largest suppliers to the Company or the Company Subsidiaries of technology, software, components or services included in or related to the Company Products (determined on the basis of amounts paid by the Company and the Company Subsidiaries, taken as a whole, in the fiscal year ended June 30, 2015 and that have material, known, unfulfilled obligations on behalf of the supplier) that limit or purport to limit the ability of the Company or any Company Subsidiary, or, upon the consummation of the First Merger, Parent or any Parent Subsidiary, to compete with any Person, in any geographic area or during any period of time, (ii) other than those that would be required to be disclosed in response to Section 3.17(a)(vi)(i) that limit or purport to limit, in a material respect, the ability of the Company or any Company Subsidiary, or, upon the consummation of the First Merger, Parent or any Parent Subsidiary, to compete with any Person, in any geographic area or during any period of time and in any line or lines of business reasonably expected to be material in any of the fiscal years ending June 30, 2016, June 30, 2017 or June 30, 2018, (iii) with any customer identified in response to Section 3.17(a)(i) that constrain or subject the Company or any Company Subsidiary or Parent or any of its Subsidiaries to any “most-favored nation” terms, (iv) other that those that would be required to be disclosed in response to Section 3.17(a)(vi)(iii), that to the knowledge of the Company constrain or subject the Company or any Company Subsidiary or Parent or any of its Subsidiaries to any “most-favored nation” terms, (v) grant material exclusive rights of any type or scope with respect to any line or lines of business reasonably expected to be material in any of the fiscal years ending June 30, 2016, June 30, 2017 or June 30, 2018, (vi) that would, upon consummation of the First Merger, constrain or subject Parent or any Parent Subsidiary to any “most-favored nation” terms with respect to Parent’s and its Subsidiaries’ (other than the Company and its Subsidiaries) sales of Parent Products, or (vii) that otherwise restrict in a material respect the Company or any Company Subsidiary or, upon completion of the First Merger, Parent or any of its Subsidiaries, from engaging or competing in any material line of business, in any location;

(vii) other than in the ordinary course, any Contract providing for the disposition or acquisition by the Company or any Company Subsidiary of assets or equity ownership interests for consideration in excess of $10,000,000 that contain ongoing obligations that are material to the Company and the Company Subsidiaries, taken as a whole;

(viii) any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to Indebtedness, other than (A) accounts receivables and payables, (B) loans to or guarantees for direct or indirect wholly owned Company Subsidiaries, and (C) such Contracts under which, when the Indebtedness obligations under them are aggregated, the obligation of the Company and its Subsidiaries, taken as a whole, does not exceed $10,000,000, in each case, in the ordinary course of business consistent with past practice;

(ix) other than leases of real property, all Contracts providing for (A) any material indemnification obligation (including with respect to Intellectual Property rights) or (B) any material guaranty of Third Party obligations, in each of the foregoing cases except for those entered into in the ordinary course of business (including those in connection with Company Outbound License Agreements);

(x) all Contracts establishing or otherwise providing for revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(xi) all Contracts with any Governmental Authority or Contracts that, to the knowledge of the Company, are subcontracts under any Contract with any Governmental Authority (other than ordinary course customer Contracts providing for payments below $10,000,000 and pursuant to which the counterparty does not have any rights to the Company’s or the Company Subsidiaries’ products or services or Company Owned Intellectual Property rights other than its rights to use the products or services sold under such Contract as a customer);

(xii) all Contracts to which the Company or any Company Subsidiary is a party (other than Company Outbound License Agreements, inter-company agreements, Company Immaterial Trademark Licenses and confidentiality agreements which do not separately license any Intellectual Property but allow disclosure and use of confidential information, and other Contracts that are not material to the Company or the Company Subsidiaries, taken as a whole) pursuant to which (i) any person is authorized to use or is granted any right in or to any material Company Owned Intellectual Property or (ii) to the knowledge of the Company, the Company or any Company Subsidiary has agreed to any restriction, still in effect as of the date of this Agreement, on the right of the Company or any Company Subsidiary to enforce any material Intellectual Property rights;

(xiii) all Contracts (excluding licenses for Open Source Materials and commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any Patents) with respect to any Intellectual Property of a Third Party embodied in or necessary for the use of any Company Product and which Contract is material to the Company and the Company Subsidiaries, taken as a whole; and

(xiv) all Contracts entered into in the last five years in connection with the settlement or other resolution of any legal action that has any material continuing obligation, liability or restriction on the part of the Company or the Company Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or any material line of business of the Company or any Company Subsidiary, (i) each Company Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), (ii) the Company or the Company Subsidiary, as applicable, is not in default under any Company Material Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the Company Material Contract, and (iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract. The Company has made available to Parent true and complete copies of all Company Material Contracts, including any material amendments and supplements thereto.

(c) With respect to Contracts that would be required to be disclosed in accordance with clause (ii) of Section 3.17(a), if the number of distributors, sales representatives and resellers were not limited therein, the Company has standard forms, and such Contracts are either substantially based upon such standard forms or pursuant to a Contract that contains terms that do not materially differ, when taken as a whole, from the terms of such standard forms.

Section 3.18 NASDAQ. The Company is in material compliance with the applicable criteria for continued listing of the Company Shares on NASDAQ, including all applicable corporate governance rules and regulations.

Section 3.19 Insurance.

(a) The Company and each Company Subsidiary are, and continually since the later of June 30, 2012 or the date of acquisition by the Company with respect to any Company Subsidiary have been, insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged, except where the failure to be so insured would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) Other than with respect to any Company Plans set forth in Section 3.10(a) of the Company Disclosure Letter pursuant to which benefits are provided through insurance contracts, at no time subsequent to the later of June 30, 2012 or the date of acquisition by the Company with respect to any Company Subsidiary has the Company or any Company Subsidiary been denied any insurance or indemnity bond coverage, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.20 Brokers and Expenses. No agent, broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any Company Subsidiary.

Section 3.21 Takeover Statutes. The board of directors of the Company has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to this Agreement and the Transactions.

Section 3.22 Certain Business Practices.

(a) To the knowledge of the Company, since June 30, 2012, none of the Company, any Company Subsidiary or, to the knowledge of the Company, any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of any provision of the FCPA or any comparable Law.

(b) To the knowledge of the Company, since June 30, 2012, the Company and each Company Subsidiary have conducted their import and export transactions in accordance in all material respects with applicable provisions of U.S. trade Laws, and other trade Laws of the countries where it conducts business. Without limiting the foregoing:

(i) to the knowledge of the Company, the Company and each Company Subsidiary have obtained all export licenses and other approvals required for their exports of products, software and technologies from the U.S., except as would not result in a liability that is material to the Company and the Company Subsidiaries, taken as a whole; and

(ii) to the knowledge of the Company, the Company and each Company Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals.

Section 3.23 Affiliate Transactions. Other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing Contracts, transactions, Indebtedness or other arrangements between the Company or any Company Subsidiary, on the one hand, and any of the directors or officers of the Company or the Company Subsidiaries or holders of 5% or more of the outstanding Company Common Stock, on the other hand.

Section 3.24 Vote Required. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement. No other vote of the holders of any class or series of the Company’s capital stock is necessary to approve the Transactions.

Section 3.25 Opinion of Financial Advisor. The Company Board of Directors has received an opinion from Qatalyst Partners LP (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Merger Consideration to be paid to holders of Company Common Stock, other than Parent or any affiliate of Parent, pursuant to this Agreement is fair to such holders from a financial point of view. The Company will make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.

Section 3.26 Standstill Agreements; Confidentiality Agreements. During the period from June 30, 2015 through the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, amended, modified or waived any provision of any confidentiality or standstill agreement to which the Company or any of the Company Subsidiaries is a party, other than (a) the Confidentiality Agreement (either pursuant to its terms or by written agreement of the parties thereto), or (b) confidentiality agreements or standstill agreements, in each case that do not relate to the potential acquisition of equity securities of the Company or any of the Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in (i) the Parent SEC Reports filed on or after June 28, 2015 and prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any amendment thereto made after the date of this Agreement or any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature); provided that the exclusion of this clause (i) shall not apply to the representations set forth in Section 4.3 or (ii) with respect to each section and subsection within this Article IV, the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection of this Agreement to which the relevance of such item is reasonably apparent), Parent and Merger Subs jointly and severally represent and warrant to the Company as set forth below.

Section 4.1 Corporate Organization; Parent Subsidiaries.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Merger Sub 1 and Merger Sub 2 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, is owned by Parent, and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the Merger Subs is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Section 4.1(b) of the Parent Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of Parent, including each Merger Sub (each a “Parent Subsidiary”) as of the date of this Agreement. Each Parent Subsidiary is a direct, or indirect, wholly owned subsidiary of Parent. Each Parent Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Charter Documents and Bylaws. Parent and Merger Subs have made available to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws, or equivalent organizational documents, each as amended to date (such Certificates of Incorporation and Bylaws or equivalent organizational documents collectively referred to as “Charter Documents”) of Parent and each Merger Sub. Such Charter Documents are in full force and effect. Neither Parent nor any Merger Sub is in material violation of any of the provisions of its Charter Documents.

Section 4.3 Capitalization.

(a) The authorized capital stock of Parent consists of 400,000,000 Parent Shares and 5,000,000 shares of preferred stock (“Parent Preferred Stock”). All outstanding Parent Shares are validly issued, fully paid and nonassessable and are issued free of any preemptive rights. All Parent Shares subject to issuance upon the exercise, vesting or conversion of any convertible security will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

(b) As of the close of business on September 27, 2015:

(i) 158,507,606 Parent Shares were issued and outstanding;

(ii) no Parent Shares were held by any Parent Subsidiary;

(iii) 821,114 Parent Shares were subject to outstanding Parent Stock Options, of which Parent Stock Options to purchase 612,003 Parent Shares were vested and exercisable;

(iv) 1,369,711 Parent Shares were subject to outstanding Parent PSUs;

(v) 3,440,054 Parent Shares were subject to outstanding Parent RSUs;

(vi) an aggregate of $4,316,379 was contributed by participants in Parent’s employee stock purchase plan during the current offering period of Parent’s employee stock purchase plan;

(vii) a maximum of 40,084,003 Parent Shares were issuable upon conversion of the Parent Convertible Notes;

(viii) a maximum of 28,563,664 Parent Shares were issuable upon exercise of the warrants issued by Parent in connection with the issuance of the Parent Convertible Notes (the “Parent Warrants”); and

(ix) no shares of Parent Preferred Stock were issued or outstanding.

(c) Except for changes since the date specified in Section 4.3(b) resulting from the exercise of Parent Stock Options, purchase rights under Parent’s employee stock purchase plan, the vesting of Parent RSUs or Parent PSUs outstanding on such date, or actions taken after the date of this Agreement in compliance with this Agreement, and except for the Parent Convertible Notes, including the Parent Shares issued or issuable pursuant to the terms of the Parent Convertible Notes, or the Parent Warrants, including the Parent Shares issuable pursuant to the terms of the Parent Warrants, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary, (ii) shares of capital stock of, or other voting securities or ownership interests in, Parent, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in Parent or any Parent Subsidiary (the items in clauses (i) through (iii) being referred to collectively as the “Parent Securities”), other than as described in Section 4.3(b).

(d) There are no voting trusts or other Contracts to which Parent or any Parent Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, Parent or any Parent Subsidiary.

(e) Other than shares authorized by the Parent Board of Directors to be repurchased pursuant to the call options issued to Parent in connection with certain of the Parent Convertible Notes, there are no outstanding contractual obligations of Parent or any Parent

Subsidiary to repurchase, redeem or otherwise acquire any Parent Shares or any other Parent Securities or any capital stock of any Parent Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other Person that would be material to Parent and the Parent Subsidiaries, taken as a whole. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share is owned by Parent or another Parent Subsidiary free and clear of all Liens or Contracts or other limitations on Parent’s or any Parent Subsidiary’s voting rights.

Section 4.4 Authority Relative to this Agreement.

(a) Each of Parent and the Merger Subs has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Parent Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and the Merger Subs and the consummation by Parent and the Merger Subs of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or either Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Parent Stockholder Approval and the filing of the First Certificate of Merger and Second Certificate of Merger with the DSOS). This Agreement has been duly and validly executed and delivered by Parent and Merger Subs and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Parent Board of Directors has unanimously adopted resolutions (i) determining that the Mergers are fair to, and in the best interests of, Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL), and (iii) subject to Section 5.4, resolving to recommend that the stockholders of Parent authorize the issuance of Parent Shares in the First Merger as contemplated by this Agreement (clause (iii), the “Parent Board Recommendation”).

(c) The board of directors of Merger Sub 1 adopted resolutions (i) determining that the First Merger is fair to, and in the best interests of, Merger Sub 1 and its stockholder, and (ii) approving and declaring advisable this Agreement and the Transactions (such approval having been made in accordance with the DGCL).

(d) The board of directors of Merger Sub 2 adopted resolutions (i) determining that the Second Merger is fair to, and in the best interests of, Merger Sub 2 and its stockholder, and (ii) approving and declaring advisable this Agreement and the Transactions (such approval having been made in accordance with the DGCL).

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Subs do not, and the performance of this Agreement by Parent and Merger Subs will not, (i) conflict with or violate the Charter Documents of Parent or Merger Subs or (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made and, in the case of the First Merger, the Parent Stockholder Approval, conflict with or violate any Law or Order applicable to Parent or Merger Subs or by which any property or asset of either of them is bound or affected except with respect to clause (ii) only, for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Subs do not, and the performance of this Agreement by Parent and Merger Subs will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except for applicable requirements, if any, of (i) any such consents, approvals, authorizations, permits, filings or notifications that are not material to Parent and the Parent Subsidiaries, taken as a whole, (ii) any filings as may be required under the rules and regulations of NASDAQ, (iii) the filing of the Joint Proxy Statement and of the Registration Statement with the SEC and the declaration of effectiveness of the Registration Statement, (iv) the filing of the S-8 Registration Statement with the SEC, (v) the Exchange Act and Blue Sky Laws, (vi) the pre-merger notification requirements of the HSR Act and similar requirements in foreign countries under applicable Antitrust Laws, (vii) the DGCL, and (viii) the filings set forth in Section 4.5(b) of the Parent Disclosure Letter.

Section 4.6 Compliance. Neither Parent nor any Parent Subsidiary is in conflict with, or in default, breach or violation of, in any material respect, any Law or Order applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, in each case including only those Laws with which such conflict, default, breach or violation would be material to Parent and the Parent Subsidiaries, taken as a whole.

Section 4.7 SEC Filings; Financial Statements.

(a) Parent has filed or furnished all forms, reports and other documents required to be filed or furnished by it with the SEC since June 24, 2012 (such documents filed since June 24, 2012, and those filed by Parent with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “Parent SEC Reports”). Each Parent SEC Report (i) complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and SOX and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements contained in the Parent SEC Reports (i) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis with Parent’s past practices throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC), and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth in the consolidated balance sheet of Parent and its consolidated Parent Subsidiaries as of June 28, 2015, or included in the notes thereto (the “2015 Parent Balance Sheet”), neither Parent nor any Parent Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be disclosed by GAAP except for liabilities and obligations (i) incurred in the ordinary course of business, (ii) in the form of executory obligations under any Contract to which Parent or any Parent Subsidiary is a party or is bound and that are not in the nature of breaches that are required by GAAP to be disclosed in a balance sheet, and (iii) incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions.

(d) Each of the principal executive officer of Parent and the principal financial officer of Parent (and each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports, and prior to the date of this Agreement, neither Parent nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 4.7(d), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither Parent nor any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. Parent is in compliance in all material respects with SOX.

(e) Parent maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets that could have a material effect on Parent’s financial statements is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Parent has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g) As of the date hereof, there are no outstanding unresolved comments with respect to Parent or the Parent SEC Reports noted in comment letters or, to the knowledge of Parent, other correspondence received by Parent or its attorneys from the SEC, and to the knowledge of Parent, there are no pending (i) formal or informal investigations of Parent by the SEC or (ii) inspection of an audit of Parent’s financial statements by the Public Company Accounting Oversight Board.

(h) Parent has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. Parent has promptly disclosed any change in or waiver of Parent’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX.

Section 4.8 Absence of Certain Changes or Events. Since the date of the 2015 Parent Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, Parent and the Parent Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and in a manner consistent with past practice. Since the date of the 2015 Parent Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, or that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) none of Parent or any of the Parent Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.2.

Section 4.9 Absence of Litigation. As of the date hereof, there is (a) no Action pending, and (b) to the knowledge of Parent, (i) no inquiry, audit or investigation by any Governmental Authority pending and (ii) no Action overtly threatened against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary. As of the date hereof, neither Parent nor any Parent Subsidiary nor any property or asset of Parent or any Parent Subsidiary is the subject of any continuing Order, settlement agreement or similar written agreement with any Governmental Authority, or any Order, determination or award of any Governmental Authority, in each case that contains ongoing obligations of Parent or any Parent Subsidiaries.

Section 4.10 Information Supplied. The information supplied by Parent and Merger Subs for inclusion in the Joint Proxy Statement and the Registration Statement will not, (a) in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to the stockholders of the Company and the stockholders of Parent, and at the time of the Company Special Meeting and the Parent Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Special Meeting or the Parent Special Meeting that has become false or misleading. Notwithstanding the foregoing sentence, Parent and Merger Subs make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents. The information supplied by Parent for inclusion in the Joint Proxy Statement and the Registration Statement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.11 Intellectual Property.

(a) A true and correct list of Parent Registered Intellectual Property that are Patents or Patent applications and a true and correct list of all other material Parent Registered Intellectual Property has been provided to the Company by Parent prior to the date hereof. Such list indicates the items thereon in which any Third Party has any joint ownership interest.

(b) To the knowledge of Parent, all of the Parent Owned Intellectual Property, including each item of Parent Registered Intellectual Property, is free and clear of all Liens (other than (i) Liens that are not material, individually or in the aggregate, to Parent or any Parent Subsidiary, (ii) Parent Outbound License Agreements, (iii) outbound nonexclusive licenses entered into in the ordinary course of business, and (iv) Parent Immaterial Trademark Licenses). To the knowledge of Parent, no Third Party has any joint ownership interest in or to any of the Parent Owned Intellectual Property, including each item of Parent Registered Intellectual Property (other than the Parent Registered Intellectual Property that is indicated in the list provided in accordance with Section 4.11(a) as being subject to a Third Party joint ownership interest).

(c) To the knowledge of Parent, neither Parent nor any of the Parent Subsidiaries is in breach of any of the terms or conditions of any license to any Third Party Intellectual Property (including any Open Source Materials), where such breach would reasonably be expected to result in material liability or have a material adverse impact on the operation by Parent and the Parent Subsidiaries of their business.

(d) To the knowledge of Parent, and except as would not be expected to result in material liability or have a material adverse impact on the operation by the Parent and Parent Subsidiaries of their business, the operation by Parent and the Parent Subsidiaries of their business as currently operated or as operated anytime in the last three years, including the design, development, use, import, export, manufacture, licensing, sale, offering for sale, supply or other disposition of the Parent Products does not (i) infringe, violate or misappropriate the Intellectual Property rights of any person, or (ii) constitute unfair competition or trade practices under applicable Laws. Neither Parent nor any Parent Subsidiary has received any written notice from any person within the past six years (x) claiming that such operation, or any Parent Product (A) infringes, violates or misappropriates the Intellectual Property rights of any person, or (B) constitutes unfair competition or trade practices under the applicable Laws, or (y) claiming that a license to Intellectual Property is or may be required in connection with operation by Parent and the Parent Subsidiaries of their business or in connection with any Parent Product, in each case, where such claim would reasonably be expected to result in material liability or have a material adverse impact on the operation by Parent and the Parent Subsidiaries of their business.

(e) Each material item of the Parent Registered Intellectual Property (other than applications for Parent Registered Intellectual Property) is not, to the knowledge of Parent, invalid.

(f) Neither Parent nor any Parent Subsidiary has, to the knowledge of Parent, received any written notice within the past six years directed to Parent or any Parent Subsidiary of any Dispute with respect to any Parent Owned Intellectual Property and/or any Intellectual Property or software material to, practiced by, embodied in or incorporated within any Parent Product. To the knowledge of Parent, no Dispute has been threatened within the past five years with respect to any material Parent Owned Intellectual Property. Since January 1, 2009, neither Parent nor any Parent Subsidiary has sent any written notice to any Third Party challenging the legality, validity, enforceability or ownership of the Third Party’s Intellectual Property.

(g) To the knowledge of Parent, none of Parent or any Parent Subsidiary has disclosed or delivered to any Third Party (other than escrow agents pursuant to the Contracts set forth in Section 4.11(g) of the Parent Disclosure Letter), or permitted the disclosure or delivery by any escrow agent or other Third Party to any Third Party, any Source Code of any Parent Product, the Copyrights to which are owned by Parent or any Parent Subsidiary. To the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by Parent, any Parent Subsidiary or any escrow agent or other Third Party to any Third Party of any such Source Code. Neither the execution of this Agreement nor the consummation of the Mergers or any of the Transactions, in and of itself, would reasonably be expected to result in the release of any such Source Code from escrow.

(h) Parent and each Parent Subsidiary has taken commercially reasonable measures to protect Parent’s or such Parent Subsidiary’s rights in the material Trade Secrets owned by Parent or such Parent Subsidiary. For any Trade Secrets owned by any other person that have been provided to Parent or such Parent Subsidiary under Contract, to the knowledge of Parent, Parent and such Parent Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such Trade Secrets. Parent and each Parent Subsidiary has and uses commercially reasonable measures to enforce a policy requiring all employees, consultants and contractors of Parent and each Parent Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of Parent or such Parent Subsidiary.

(i) To the knowledge of Parent, none of the Parent Owned Intellectual Property material to any material Parent Products was developed by, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, educational institution or government research center was used in the development of the Parent Owned Intellectual Property that is material to any material Parent Products, in each case, in a manner that has given rise to any obligation to any Governmental Authority, university, educational institution, government research center, or similar Person which restricts any transfer of any Parent Owned Intellectual Property, requires the repayment of funds, or involves the payment of a royalty, in each case that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

(j) To the knowledge of Parent and except as disclosed to the Company prior to the date of this Agreement, neither Parent nor any Parent Subsidiary is subject to any agreement with any standards body or other similar entity that obligates Parent or any Parent Subsidiary to grant licenses or rights to or otherwise impair its control, enforcement or use of any Parent Owned Intellectual Property that is material to the business of Parent and its Subsidiaries, taken as a whole.

Section 4.12 Taxes.

(a) Each of Parent and the Parent Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws and all such Tax Returns were correct and complete in all material respects. Parent and the Parent Subsidiaries have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Return), except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP. There are no Liens for Taxes (other than Permitted Liens) upon any material assets of Parent or any of the Parent Subsidiaries.

(b) Section 4.12(b) of the Parent Disclosure Letter lists all federal, state, local and non-U.S. material Tax Returns that currently are the subject of audit. Parent has made available to the Company correct and complete copies of all material examination reports and statements of deficiencies assessed against, or agreed to by Parent and any of the Parent Subsidiaries since January 1, 2012. Neither Parent nor any of the Parent Subsidiaries has waived any statutes of limitations in respect of material Taxes, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period has not yet expired.

(c) None of Parent or any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two-year period ending on the Closing Date.

(d) Neither Parent nor any Parent Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than agreements entered into in the ordinary course of business, the primary purpose of which is unrelated to Tax, including indemnification agreements or similar arrangements with directors and executive officers).

(e) Neither Parent nor any Parent Subsidiary has engaged in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b)(1) or any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(f) Parent and each of its Subsidiaries have timely withheld and timely remitted to the appropriate taxing authority all material Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) To the knowledge of Parent, apart from any regular and normal dividend, the Company has not paid any dividend since September 1, 2014, in anticipation of, or to facilitate the Mergers, or as bargained-for consideration in the Mergers or any similar transaction involving the acquisition of the Company.

(h) None of Parent or any of the Parent Subsidiaries has taken any action or has knowledge of any facts or circumstances that would reasonably be expected to cause the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.13 Environmental Matters.

(a) Parent and each Parent Subsidiary is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws, except where the failure to comply would not be material to Parent and the Parent Subsidiaries, taken as a whole.

(b) To the knowledge of Parent, none of the properties currently owned, leased or operated by Parent or any Parent Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance above cleanup levels established by Governmental Authorities pursuant to Environmental Laws and require remediation by Parent or any Parent Subsidiary.

(c) Since June 24, 2012, neither Parent nor any Parent Subsidiary has received any written notice, letter or request for information stating that it may be liable under any Contract, or pursuant to Environmental Law, for any contamination by Hazardous Substances that require remediation at any site.

(d) Parent and each Parent Subsidiary possesses and is in compliance in all material respects with all material Environmental Permits except where the failure to possess or comply would not be material to Parent and the Parent Subsidiaries, taken as a whole, and no suspension or cancellation of any of the Environmental Permits is pending or, to the knowledge of Parent, threatened, except where such suspension or cancellation would not be material to Parent and the Parent Subsidiaries, taken as a whole.

(e) Except for Contracts entered into in the ordinary course of business, to the knowledge of Parent and except as would not reasonably be expected to result in material liability to Parent and the Parent Subsidiaries, taken as a whole, neither Parent nor any Parent Subsidiary has entered into any agreement (other than a customary lease with respect to real property leased by Parent or a Parent Subsidiary) that would reasonably be expected to require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse

Effect, no material claim, suit or proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of Parent, threatened against Parent or any of its Parent Subsidiaries. No condition exists on any property, currently or formerly, owned or operated by Parent that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) The parties hereto agree that the representations and warranties contained in this Section 4.13 are the only representations and warranties in this Agreement with respect to Parent or any Parent Subsidiary which relate to environmental and occupational health and safety matters, including Environmental Laws, Hazardous Substances and Environmental Permits.

Section 4.14 Material Contracts.

(a) Section 4.14(a) of the Parent Disclosure Letter lists the following respective Contracts in effect as of the date hereof (which listing shall be deemed to include all then-current material amendments and supplements that have been made available to the Company or the Company’s Representatives in the electronic data room in connection with this Agreement prior to the date hereof) to which Parent or any Parent Subsidiary is a party, or by which any property or asset of Parent or any Parent Subsidiary is bound (provided that the Parent Material Contracts will be deemed to include, without requirement of listing, any “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) that is filed as an exhibit to the Parent SEC Reports prior to the date hereof), such Contracts as are required to be set forth in Section 4.14(a) of the Parent Disclosure Letter and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being, the “Parent Material Contracts”:

(i) for Parent’s and its Subsidiaries’ ten largest suppliers of technology, software, components or services included in or related to the Parent Products (determined on the basis of amounts paid by Parent and its Subsidiaries, taken as a whole, in the fiscal year ended June 28, 2015), master purchase Contracts, if any, with each such supplier that are representative of the master purchase Contracts, if any, entered into by the Parent or the Parent Subsidiaries with each such supplier (excluding purchase orders issued in the ordinary course of business); and

(ii) for Parent’s and its Subsidiaries’ five largest customers (determined on the basis of revenue received by Parent and its Subsidiaries, taken as a whole, in the fiscal year ended June 28, 2015), master purchase Contracts, if any, with each such customer that are representative of the master purchase Contracts, if any, entered into by the Company or the Company Subsidiaries with each such customer (excluding purchase orders issued in the ordinary course of business).

(b) Except as would not, individually or in the aggregate reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, or any material line of business of Parent or any Parent Subsidiary, (i) each Parent Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), (ii) Parent or the Parent Subsidiary, as applicable, is not in default under any Parent Material Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the Parent Material Contract, and (iii) to the knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Material Contract. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including any material amendments and supplements thereto.

Section 4.15 NASDAQ. Parent is in material compliance with the applicable criteria for continued listing of the Parent Shares on NASDAQ, including all applicable corporate governance rules and regulations.

Section 4.16 Brokers and Expenses. No agent, broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.17 Certain Business Practices.

(a) To the knowledge of Parent, since June 24, 2012, neither Parent, any Parent Subsidiary nor to the knowledge of Parent, any director, officer, employee or agent of Parent or any Parent Subsidiary acting on behalf of Parent or any Parent Subsidiary has (i) used any Parent funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of any provision of the FCPA or any comparable Law.

(b) To the knowledge of Parent, since June 24, 2012, Parent and each Parent Subsidiary have conducted their import and export transactions in accordance in all material respects with applicable provisions of U.S. trade Laws, and other trade Laws of the countries where it conducts business. Without limiting the foregoing:

(i) to the knowledge of Parent, Parent and each Parent Subsidiary have obtained all export licenses and other approvals required for their exports of products, software and technologies from the U.S., except as would not result in a liability that is material to Parent and the Parent Subsidiaries, taken as a whole; and

(ii) to the knowledge of Parent, Parent and each Parent Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals.

Section 4.18 Affiliate Transactions. Other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing Contracts, transactions, Indebtedness or other arrangements between Parent or any Parent Subsidiary, on the one hand, and any of the directors or officers of Parent or the Parent Subsidiaries or holders of 5% or more of the outstanding Parent Stock, on the other hand.

Section 4.19 Vote Required. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock necessary to authorize the issuance of Parent Shares in the First Merger as contemplated by this Agreement. No other vote of holders of any class or series of Parent’s capital stock is necessary to approve the Transactions.

Section 4.20 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Parent Board of Directors received an opinion from Goldman, Sachs & Co. (the “Parent Financial Advisor”) to the effect that, as of the date hereof and based upon and subject to the various qualifications and assumptions set forth therein, the Per Share Merger Consideration to be paid by Parent pursuant to this Agreement is fair from a financial point of view to Parent. Parent will make available to the Company a copy of the written opinion promptly following the execution of this Agreement for informational purposes only.

Section 4.21 Merger Subs. Except for obligations or liabilities incurred in connection with its incorporation or organization or the consummation of this Agreement and the Transactions, neither Merger Sub has incurred any obligations or liabilities, has engaged in any business or activities of any type or kind whatsoever or has entered into any Contracts or arrangements with any person or entity.

Section 4.22 Ownership of Company Capital Stock. None of Parent, Merger Subs or any entity controlled, directly or indirectly through any person or persons, by Parent (other than any Parent Plans) beneficially owns any Company Shares.

Section 4.23 Financing.

(a) Parent has delivered to the Company a true and complete copy of the executed Bridge Commitment Letter from Goldman Sachs Bank U.S.A. and any related fee letters (redacted as to economic terms only, including fee amounts, provided that no redaction covers terms governing the aggregate amount, conditionality, availability, or termination of the debt financing contemplated therein). The Bridge Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement, and no such amendment or modification of the Bridge Commitment Letter is contemplated as of the date of this Agreement. Neither Parent nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Transactions, other than as set forth in the Bridge Commitment Letter and the fee letters related thereto that could adversely affect the availability, aggregate amount, conditionality or termination of the Financing on the Closing Date. The commitments contained in the Bridge Commitment Letter have not been withdrawn or rescinded in any respect. The Bridge Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions and, subject to the qualifications that: (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of general application relating to or affecting rights of creditors and (ii) that equitable remedies, including specific performance and injunctive relief, are discretionary and subject to equitable defenses, and may not be ordered. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable prior to the execution and delivery of this Agreement in connection with the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party thereto under the Bridge Commitment Letter. Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Bridge Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Financing, other than the Financing Conditions and as expressly set forth in the Bridge Commitment Letter and any related fee letters. Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on the Closing Date or (ii) the Financing will not be made available to Parent on the Closing Date.

(b) Assuming the Financing is funded in accordance with the Bridge Commitment Letter and the accuracy of the representations and warranties of the Company set forth in this Agreement and performance by the Company of its obligations hereunder, in each case, solely to the extent the breach of such representation, warranty or obligation would materially affect the satisfaction by Parent of the Financing Conditions, Parent has, or will have at Closing, all funds necessary to consummate the Transactions, including the making of all required payments in connection with the Transactions (including payment of the Per Share Merger Consideration and Fractional Share Consideration and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Transactions required on or prior to the Closing Date). Notwithstanding anything to the contrary contained herein, in no event shall the receipt or availability of any funds or financing by Parent or any of its affiliates be a condition to any of Parent or the Merger Subs’ obligations hereunder. The Company agrees that a breach of this representation and warranty shall not result in the failure of a condition precedent to Company’s obligations under this Agreement, if (notwithstanding such breach) Parent is willing and able to consummate the Transactions on the Closing Date in accordance with the terms hereof.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE FIRST MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or Order or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business consistent with past practice, including by using reasonable best efforts to (X) preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations and (Y) keep available the services of the current officers and key employees of the Company and the Company Subsidiaries; provided, however, that no action that is specifically permitted by any of clauses (a) through (t) of Section 5.1(ii) shall be deemed a breach of this clause (i), and (ii) agrees that between the date of this Agreement and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to:

(a) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except (i) quarterly cash dividends to the stockholders of the Company in an amount not in excess of $0.52 per share, consistent with past practice, and (ii) dividends and distributions by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, and (iii) dividends or other distributions by a Company Subsidiary that is not a “Subsidiary Guarantor” (as such term is defined in the Credit Agreement) to the Company or to another Company Subsidiary;

(b) split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Company Subsidiary that remains a wholly owned Company Subsidiary after consummation of such transaction;

(c) (i) increase the compensation or benefits payable or to become payable to any of its employees, directors or individual independent contractors, other than increases in annual base salaries and target short-term cash incentive compensation, in each case after July 31, 2016 and in amounts in the ordinary course of business and that for the employees, directors or individual independent contractors in a particular country do not exceed in the aggregate the percentage of the increases effected in fiscal year 2015 for employees, directors or individual independent contractors in that country, provided, that no short-term cash incentive compensation opportunities may have a performance period that extends beyond December 31, 2016 (it being understood that payment of bonuses and other short-term cash incentive compensation pursuant to the terms of Company Plans existing on the date of this Agreement and listed on Section 3.10(a) of the Company Disclosure Letter shall not be considered to be an increase in compensation or benefits payable), (ii) grant to any of its Workers any increase in severance or termination pay, (iii) enter into any employment, severance or retention agreement (excluding offer letters for “at will” employment that provide for no severance or change in control benefits other than under the terms of Company Plans existing on the date of this Agreement and listed on Section 3.10(a) of the Company Disclosure Letter and that are applicable to similarly situated Workers) with any of its Workers, (iv) establish, adopt, enter into, amend, renew or terminate any collective bargaining agreement or Company Plan, (v) except as required by any Company Plan in existence as of the date hereof and listed on Section 3.10(a) of the Company Disclosure Letter, take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current or former directors, officers, employees or individual independent contractors, (vi) terminate the employment of any of the Chief Executive Officer of the Company, or the individuals who report directly to him, other than for cause or non-performance of material duties, or (vii) hire any person for employment with the Company or any Company Subsidiary at a level of Vice

President or higher (provided, that the Company and the Company Subsidiaries may hire any person for employment (including by means of internal promotion) at the Vice President level or above to fill any currently existing Vice President or higher position that becomes vacant after the date hereof and, notwithstanding anything to the contrary in this clause (c), provide such person with compensation and benefits commensurate for such position consistent with past practice);

(d) (i) commence, implement or effect any material organizational restructuring of the Company or any Company Subsidiary or (ii) reassign the responsibilities of any employee at a level of Vice President or higher in any material respect; provided, in each case, the Company or any Company Subsidiary may terminate any employee for cause or non-performance of material duties;

(e) make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC policy;

(f) authorize or announce an intention to authorize, or enter into agreements providing for, the acquisition, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination) of, any corporation, partnership, other business organization or any division thereof or any other business for consideration, in each case, in excess of $50,000,000 individually or $75,000,000 in the aggregate (provided, that the Company shall consult in advance with Parent with respect to any such acquisition below such thresholds), or any equity interest in any person or any material amount (individually or collectively) of assets, except for transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(g) amend the Company Governing Documents, or permit any Company Subsidiary to adopt any amendments to its governing documents;

(h) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award outstanding on the date hereof), other than (i) issuances of Company Shares in respect of any purchase rights under the Company ESPP or the vesting or settlement of Company RSUs outstanding on the date hereof and in accordance with their respective present terms or (ii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(i) directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for

(i) acquisitions of Company Shares tendered by holders of Company Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (ii) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards and (iii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(j) redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, (ii) guarantees by the Company of Indebtedness for borrowed money of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness for borrowed money of the Company or any Company Subsidiary, which Indebtedness is incurred in compliance with this clause (j), (iii) borrowings under the Credit Agreement in connection with acquisitions permitted pursuant to clause (f), (iv) loans or advances by a Company Subsidiary that is not a Subsidiary Guarantor (as defined in the Credit Agreement) to the Company or any other Company Subsidiary, and (v) prepayments or repayments of any Indebtedness owed by any Company Subsidiary that is not a Subsidiary Guarantor (as defined in the Credit Agreement) to the Company or any other Company Subsidiary;

(k) make any loans, advances or capital contributions, except for (i) loans or advances to employees or independent contractors for travel expenses in the ordinary course of business, (ii) loans among the Company and its wholly owned Company Subsidiaries or among the Company’s wholly owned Company Subsidiaries, (iii) extended payment terms for customers in the ordinary course of business, and (iv) loans or advances made by any Company Subsidiary that is not a Subsidiary Guarantor (as defined in the Credit Agreement) to the Company or any other Company Subsidiary;

(l) sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties or assets (including shares in the capital of its or the Company Subsidiaries), except for (i) sales of inventory or Company Products, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (ii) non-exclusive licenses of Company Owned Intellectual Property in the ordinary course of business, and (iii) transactions among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries;

(m) settle, pay, discharge or satisfy any Actions or Claims other than (i) the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2015 Company Balance Sheet, (ii) those that do not impose any injunctive relief on the Company or any Company Subsidiary or involve the payment of money in excess of $10,000,000 in the aggregate in excess of existing insurance coverage or (iii) those that do not impose or require, expressly or by implication, any license, covenant or other agreement that restricts the enforcement of Company Owned Intellectual Property;

(n) commence any Actions in excess of $10,000,000 in the aggregate against any Person other than (i) for the routine collection of accounts receivable, (ii) in such cases where it in good faith determines that failure to commence suit could result in the impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of a suit, or for a breach of this Agreement; provided, that for purposes of this Section 5.1(ii)(n) the filing of any counterclaim in an Action either in existence as of the date of this Agreement or brought thereafter by any Person will not be deemed to be the commencement of an Action;

(o) make (except for elections made in the ordinary course of business) or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

(p) except in the ordinary course of business consistent with past practice, make any new capital expenditure or expenditures in excess of the Company’s anticipated 2015-2016 capital expenditure amount set forth on Section 5.1(ii)(p) of the Company Disclosure Letter, or commit to do so;

(q) except in the ordinary course of business (unless otherwise prohibited by any other subclause of this Section 5.1(ii)), (i) enter into any Contract or amendment that, if entered into prior to the date hereof, would be a Company Material Contract, or (ii) amend, modify or consent to the termination of any Company Material Contract or waive, release, relinquish or assign any of the Company’s or any Company Subsidiary’s rights or claims thereunder in a manner that would materially and adversely affect the Company and the Company’s Subsidiaries in the aggregate; provided, however, except as permitted by Section 5.3(e), neither the Company nor any Company Subsidiary may waive or release any of its rights under any confidentiality and/or standstill agreement to which it is a party that relate to the potential acquisition of equity securities of the Company or any of the Company Subsidiaries;

(r) enter into any Contract or amendment that, if entered into prior to the date hereof, would be a Company Material Contract described in clause (vi) of Section 3.17(a);

(s) except in the ordinary course of business consistent with past practice, fail to file, deliver or provide any response, document, information or other material, or pay any fee due and payable, necessary to prevent the abandonment, expiration or termination of any material Company Registered Intellectual Property; or

(t) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that between the date of this Agreement and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or Order or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (i) shall and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using reasonable best efforts to (X) preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations and (Y) keep available the services of the current officers and key employees of Parent and the Parent Subsidiaries; provided, however, that no action that is specifically permitted by any of clauses (a) through (k) of Section 5.2(ii) shall be deemed a breach of this clause (i), and (ii) agrees that between the date of this Agreement and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any Parent Subsidiary to:

(a) authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Parent or Parent Subsidiaries), except (i) quarterly cash dividends to the stockholders of the Company in an amount not in excess of $0.30 per share, consistent with past practice, and (ii) dividends and distributions by a wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary;

(b) split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its shares, except for any such transaction by a wholly owned Parent Subsidiary which remains a wholly owned Parent Subsidiary after consummation of such transaction;

(c) authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or a substantial portion of the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that, in any case, would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided that Parent shall consult in advance with the Company with respect to any acquisition in excess of $200,000,000;

(d) amend the Parent Governing Documents (other than the Parent Charter Amendment) or permit the Merger Subs to amend any organizational documents;

(e) make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC policy;

(f) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares, voting securities or other equity interest in Parent or any Parent Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (i) issuances of Parent Shares in respect of any exercise of Parent Stock Options, any purchase rights under Parent’s employee stock purchase plan, or the vesting or settlement of Parent Equity Awards, (ii) issuances of Parent Shares issuable pursuant to the terms of the Parent Convertible Notes or pursuant to the terms of the Parent Warrants, (iii) transactions between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries, (iv) issuances of Parent Equity Awards and (v) other issuances of Parent Shares for an amount not exceeding $150,000,000 in the aggregate;

(g) directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Parent Shares tendered by holders of Parent Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (ii) the acquisition by Parent of Parent Equity Awards in connection with the forfeiture of such awards, and (iii) transactions between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries;

(h) make (except for elections made in the ordinary course of business) or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

(i) convene any meeting of the holders of Parent Stock for the purpose of revoking or varying the authority of the directors of Parent to allot Parent Stock;

(j) enter into any joint development or similar collaboration agreement, except any such agreement that would not reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; or

(k) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 Solicitation by the Company.

(a) From and after the date of this Agreement until the earlier of the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise specifically provided for in this Agreement, the Company shall not and shall cause the Company Subsidiaries and its and their directors and officers not to, and the Company shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) that constitutes or would be reasonably expected to lead to a Company Competing Proposal, (ii) participate or engage in any negotiations or discussions regarding the Company or any Company Subsidiary in connection with a Company Competing Proposal, (iii) in connection with or in response to any Company Competing Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person access to its properties, books, or records, (iv) except to the extent that the Company Board of Directors determines that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, waive, terminate, modify or release any Person (other than Parent, the Merger Subs and their respective affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or publicly recommend, or propose publicly to approve or recommend, any Company Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (vii) execute or become bound by any letter of intent or similar document relating to, or any agreement or commitment providing for, any Company Competing Proposal or (viii) resolve or agree to do any of the foregoing (any act described in clauses (v) or (vi) above, a “Company Change of Recommendation”). The Company shall immediately cease, and cause the Company Subsidiaries and its and their directors and officers to cease, and shall use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any Person (or provision of any nonpublic information to any Person) conducted heretofore with respect to any Company Competing Proposal. For purposes of this Section 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Subsidiaries and the Company’s Representatives may in any event inform a Person that has made or, to the knowledge of the Company, is considering making a Company Competing Proposal of the provisions of this Section 5.3. The Company shall use its reasonable best efforts to promptly inform its Representatives of the Company’s obligations under this Section 5.3. The Company acknowledges and agrees that, in the event that any Representative of the Company or any Company Subsidiary takes any action that if taken by the Company would be a breach of this Section 5.3, the taking of such action by such Representative shall be deemed to constitute a breach of this Agreement (including this Section 5.3) by the Company.

(b) The Company shall request that all confidential or proprietary information previously furnished to any Person in connection with discussions and negotiations conducted with respect to any Company Competing Proposal in the one year period prior to the date of this Agreement be promptly returned or destroyed.

(c) Notwithstanding the limitations set forth in Section 5.3(a), if, prior to the Company Stockholder Approval being obtained, the Company receives a bona fide written Company Competing Proposal, the Company and its Representatives (acting in its capacity as such) may (solely if the Company has not materially breached the provisions of Section 5.3(a) with respect to the Person that made such Company Competing Proposal or its Representatives or with respect to such Company Competing Proposal) (i) contact the Person that made such Company Competing Proposal to clarify and understand the terms and conditions thereof and

(ii) if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors that such Company Competing Proposal constitutes a Company Superior Proposal or would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Company Superior Proposal, then in either event the Company and its Representatives may take the following actions after the Company gives notice to Parent of its intent to do so: (x) furnish nonpublic information to the Person making such Company Competing Proposal and its potential sources of financing, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person and their potential sources of financing with respect to such Company Competing Proposal and any changes thereto, including by making counterproposals thereto.

(d) The Company shall notify Parent promptly (but in no event later than 24 hours) after, to the knowledge of the Company, the receipt of any Company Competing Proposal or any material amendment thereto, any inquiries that would reasonably be expected to lead to a Company Competing Proposal, or any initial inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or would reasonably be expected to make any Company Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Company Competing Proposal, inquiry or request and the material terms and conditions of any such proposal or the nature of the information requested pursuant to such inquiry or request. In addition, the Company shall promptly (but in any event within 24 hours) after the receipt thereof, provide to Parent copies of any written documentation or communications (and a summary of any oral terms) material to understanding a Company Competing Proposal which is received by the Company from any Person relating to such Company Competing Proposal. The Company shall keep Parent reasonably informed of the status of discussions relating to, and material terms (including any amendments or proposed amendments to such material terms) of, any such Company Competing Proposal and keep Parent reasonably informed as to the nature of any information requested of the Company with respect thereto. The Company shall promptly (but in any event within 24 hours) provide to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Company Competing Proposal that was not previously provided to Parent. The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.

(e) Notwithstanding anything in this Section 5.3 or Section 5.5 to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors may make a Company Change of Recommendation in response to a Company Intervening Event if, and only if, (i) the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel that the failure to make a Company Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board of Directors under applicable Law (provided, that the actions of the Company Board of Directors in making such determination and such determination shall not themselves constitute a Company Change of Recommendation or a violation of Section 5.5(c)), (ii) the Company has provided Parent with a written notice of such determination and that the Company Board of Directors intends to effect a Company Change of Recommendation specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event) (provided that the giving of such notice and actions of the Company Board of Directors in authorizing and disclosing (to the extent legally required) such notice shall not themselves constitute a Company Change of Recommendation or a violation of Section 5.5(c)) and (iii) during the four business day period commencing, if Parent’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of Parent’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of Parent’s receipt of such notice, the Company has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with Parent and its Representatives (to the extent Parent desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any proposals made by Parent, and after taking account of Parent’s proposals, if any, the Company Board of Directors again makes the determination set forth in Section 5.3(e)(i).

(f) Notwithstanding anything in this Section 5.3 or Section 5.5 to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors may in response to its receipt of a bona fide written Company Competing Proposal make a Company Change of Recommendation or terminate this Agreement to, substantially concurrently with such termination, enter into a definitive written agreement providing for such Company Competing Proposal pursuant to Section 8.1(i) if, and only if, (i) the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisor that (x) such Company Competing Proposal constitutes a Company Superior Proposal, and (y) the failure to make such Company Change of Recommendation or to terminate this Agreement would be reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board of Directors under applicable Law (provided, that the actions of the Company Board of Directors in making such determination and such determination shall not themselves constitute a Company Change of Recommendation, a violation of Section 5.5(c) or a termination of this Agreement), (ii) the Company has provided Parent with a written notice of such determination and that the Company Board of Directors intends to effect a Company Change of Recommendation or that the Company intends to terminate this Agreement, together with a copy of the proposed form of each material agreement to be entered into in connection with such Company Superior Proposal and the identity of the Person making such Company Superior Proposal (provided that the giving of such notice and actions of the Company Board of Directors in authorizing and disclosing (to the extent legally required) such notice shall not themselves constitute a Company Change of Recommendation, a violation of Section 5.5(c) or a termination of this Agreement) and (iii) during the four business day period commencing, if Parent’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of Parent’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of Parent’s receipt of such notice, the Company has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with Parent and its Representatives (to the extent Parent desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any proposals made by Parent, and after taking account of Parent’s proposals, if any, the Company Board of Directors again makes the determination set forth in Section 5.3(f)(i). Each time the financial or other material terms of such Company Competing Proposal are amended, the Company will deliver to Parent a new notice (including as attachments thereto a copy of the new agreements related to such amended proposal and copies of any material documents related thereto), and the period of negotiation provided in the foregoing sentence shall in no event, including if the initial four-business day period would otherwise expire, end less than two business days after Parent’s receipt of such notice and specified agreements.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board of Directors under applicable Law; provided that any such disclosure referred to in clauses (i) or (ii) that relates to a Company Competing Proposal shall be deemed to be a Company Change of Recommendation unless (x) the Company Board of Directors expressly reaffirms the Company Board Recommendation in such disclosure or (y) such disclosure is a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(b) promulgated under the Exchange Act; provided, further that this Section 5.3(g) shall not permit the Company Board of Directors to make a Company Change of Recommendation except to the extent permitted by Section 5.3(e) or Section 5.3(f).

(h) References in this Section 5.3 to the “Company Board of Directors” shall mean the Company Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.4 Solicitation by Parent.

(a) From and after the date of this Agreement until the earlier of the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise specifically provided for in this Agreement, Parent shall not and shall cause the Parent Subsidiaries and its and their directors and officers not to, and that Parent shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) that constitutes or would be reasonably expected to lead to a Parent Competing Proposal, (ii) participate or engage in any negotiations or discussions regarding Parent or any Parent Subsidiary in connection with a Parent Competing Proposal, (iii) in connection with any or in response to any Parent Competing Proposal, disclose or furnish any nonpublic information or data to any Person concerning Parent’s business or properties or afford any Person access to its properties, books, or records, (iv) except to the extent that the Parent Board of Directors determines that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, waive, terminate, modify or release any Person (other than the Company and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or publicly recommend, or propose publicly to approve or recommend, any Parent Competing Proposal, (vi)

withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (vii) execute or become bound by any letter of intent or similar document relating to, or any agreement or commitment providing for, any Parent Competing Proposal or (viii) resolve or agree to do any of the foregoing (any act described in clauses (v) or (vi) above, a “Parent Change of Recommendation”). Parent shall immediately cease, and cause the Parent Subsidiaries and its and their directors and officers to cease, and shall use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any Person (or provision of any nonpublic information to any Person) conducted heretofore with respect to any Parent Competing Proposal. For purposes of this Section 5.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Parent, the Company or any Company Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Parent and the Parent Subsidiaries and Parent’s Representatives may in any event inform a Person that has made or, to the knowledge of Parent, is considering making a Parent Competing Proposal of the provisions of this Section 5.4. Parent shall use its reasonable best efforts to promptly inform its Representatives of Parent’s obligations under this Section 5.4. Parent acknowledges and agrees that, in the event that any Representative of Parent or any Parent Subsidiary takes any action that if taken by Parent would be a breach of this Section 5.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Agreement (including this Section 5.4) by Parent.

(b) Parent shall request that all confidential or proprietary information previously furnished to any Person in connection with discussions and negotiations conducted with respect to any Parent Competing Proposal in the one year period prior to the date of this Agreement be promptly returned or destroyed.

(c) Notwithstanding the limitations set forth in Section 5.4(a), if, prior to the Parent Stockholder Approval being obtained, Parent receives a bona fide written Parent Competing Proposal, Parent and its Representatives (acting in its capacity as such) may (solely if Parent has not materially breached the provisions of Section 5.4(c) with respect to the Person that made such Parent Competing Proposal or its Representatives or with respect to such Parent Competing Proposal) (i) contact the Person that made such Parent Competing Proposal to clarify and understand the terms and conditions thereof and (ii) if the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors that such Parent Competing Proposal constitutes a Parent Superior Proposal or would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Parent Superior Proposal, then in either event Parent and its Representatives may take the following actions after Parent gives notice to the Company of its intent to do so: (x) furnish nonpublic information to the Person making such Parent Competing Proposal and its potential sources of financing, if, and only if, prior to so furnishing such information, Parent receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person and their potential sources of financing with respect to such Parent Competing Proposal and any changes thereto, including by making counterproposals thereto.

(d) Parent shall notify the Company promptly (but in no event later than 24 hours) after, to the knowledge of Parent, the receipt of any Parent Competing Proposal or any material amendment thereto, any inquiries that would reasonably be expected to lead to a Parent Competing Proposal, or any initial inquiry or request for nonpublic information relating to Parent or any Parent Subsidiary by any Person who has made or would reasonably be expected to make any Parent Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Parent Competing Proposal, inquiry or request and the material terms and conditions of any such proposal or the nature of the information requested pursuant to such inquiry or request. In addition, Parent shall promptly (but in any event within 24 hours) after the receipt thereof, provide to the Company copies of any written documentation or communications (and a summary of any oral terms) material to understanding a Parent Competing Proposal which is received by Parent from any Person relating to such Parent Competing Proposal. Parent shall keep the Company reasonably informed of the status of discussions relating to, and material terms (including any amendments or proposed amendments to such material terms) of, any such Parent Competing Proposal and keep the Company reasonably informed as to the nature of any information requested of Parent with respect thereto. Parent shall promptly (but in any event within 24 hours) provide to the Company any material nonpublic information concerning Parent provided to any other Person in connection with any Parent Competing Proposal that was not previously provided to the Company. Parent shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.

(e) Notwithstanding anything in this Section 5.4 or Section 5.5 to the contrary, at any time prior to the receipt of the Parent Stockholder Approval, the Parent Board of Directors may make a Parent Change of Recommendation in response to a Parent Intervening Event if, and only if, (i) the Parent Board of Directors has determined in good faith after consultation with Parent’s outside legal counsel that the failure to make a Parent Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the members of the Parent Board of Directors under applicable Law (provided, that the actions of the Parent Board of Directors in making such determination and such determination shall not themselves constitute a Parent Change of Recommendation or a violation of Section 5.5(d)), (ii) Parent has provided the Company with a written notice of such determination and that the Parent Board of Directors intends to effect a Parent Change of Recommendation specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Parent Intervening Event) (provided that the giving of such notice and actions of the Parent Board of Directors in authorizing and disclosing (to the extent legally required) such notice shall not themselves constitute a Parent Change of Recommendation or a violation of Section 5.5(d)) and (iii) during the four business day period commencing, if the Company’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of the Company’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of the Company’s receipt of such notice, Parent has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with the Company and its Representatives (to the extent the Company desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any proposals made by the Company, and after taking account of the Company’s proposals, if any, the Parent Board of Directors again makes the determination set forth in Section 5.4(e)(i).

(f) Notwithstanding anything in this Section 5.4 or Section 5.5 to the contrary, at any time prior to the receipt of the Parent Stockholder Approval, the Parent Board of Directors may in response to its receipt of a bona fide written Parent Competing Proposal make a Parent Change of Recommendation or terminate this Agreement to, substantially concurrently with such termination, enter into a definitive written agreement providing for such Parent Competing Proposal pursuant to Section 8.1(i) if, and only if, (i) the Parent Board of Directors has determined in good faith after consultation with Parent’s outside legal counsel and financial advisor that (x) such Parent Competing Proposal constitutes a Parent Superior Proposal, and (y) the failure to make such Parent Change of Recommendation or to terminate this Agreement would be reasonably likely to be inconsistent with the fiduciary duties of the members of the Parent Board of Directors under applicable Law (provided, that the actions of the Parent Board of Directors in making such determination and such determination shall not themselves constitute a Parent Change of Recommendation, a violation of Section 5.5(d) or a termination of this Agreement), (ii) Parent has provided the Company with a written notice of such determination and that the Parent Board of Directors intends to effect a Parent Change of Recommendation or that Parent intends to terminate this Agreement, together with a copy of the proposed form of each material agreement to be entered into in connection with such Parent Superior Proposal and the identity of the Person making such Parent Superior Proposal (provided that the giving of such notice and actions of the Parent Board of Directors in authorizing and disclosing (to the extent legally required) such notice shall not themselves constitute a Parent Change of Recommendation, a violation of Section 5.5(d) or a termination of this Agreement) and (iii) during the four business day period commencing, if the Company’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of the Company’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of the Company’s receipt of such notice, Parent has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with the Company and its Representatives (to the extent the Company desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any proposals made by the Company, and after taking account of the Company’s proposals, if any, the Parent Board of Directors again makes the determination set forth in Section 5.4(f)(i). Each time the financial or other material terms of such Parent Competing Proposal are amended, Parent will deliver to the Company a new notice (including as attachments thereto a copy of the new agreements related to such amended proposal and copies of any material documents related thereto), and the period of negotiation provided in the foregoing sentence shall in no event, including if the initial four-business day period would otherwise expire, end less than two business days after the Company’s receipt of such notice and specified agreements.

(g) Nothing contained in this Agreement shall prohibit Parent or the Parent Board of Directors from (i) disclosing to Parent’s stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Parent Board of Directors has reasonably determined in good faith after consultation with Parent’s outside legal counsel that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the members of the Parent Board of

Directors under applicable Law; provided that any such disclosure referred to in clauses (i) or (ii) that relates to a Parent Competing Proposal shall be deemed to be a Parent Change of Recommendation unless (x) the Parent Board of Directors expressly reaffirms the Parent Board Recommendation in such disclosure or (y) such disclosure is a “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(b) promulgated under the Exchange Act; provided, further that this Section 5.4(g) shall not permit the Parent Board of Directors to make a Parent Change of Recommendation except to the extent permitted by Section 5.4(e) or Section 5.4(f).

(h) References in this Section 5.4 to the “Parent Board of Directors” shall mean the Parent Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.5 Preparation of the Registration Statement and the Joint Proxy Statement; Stockholders’ Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC the Registration Statement with respect to the Parent Stock issuable in the First Merger, which will include the Joint Proxy Statement with respect to the Company Special Meeting and Parent Special Meeting. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Registration Statement complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Registration Statement effective for so long as necessary to complete the First Merger. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and Joint Proxy Statement. The Registration Statement and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Registration Statement received from the SEC and advise the other party or any oral comments with respect to the Joint Proxy Statement or the Registration Statement received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Registration Statement. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or Blue Sky Laws and the rules and regulations thereunder in connection with the issuance of the Parent Stock in the First Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent that, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Registration Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 5.5(b) shall limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any information concerning or related to the Company, its affiliates or the Company Special Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Special Meeting will be deemed to have been provided by Parent.

(c) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date (the “Company Record Date”) for, duly call, give notice of and, subject to the provisions of this Section 5.5(c), not later than 45 days after the effectiveness of the Registration Statement, hold the Company Special Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Special Meeting and to hold the Company Special Meeting as soon as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Change of Recommendation as permitted by Section 5.3. Notwithstanding the foregoing provisions of this Section 5.5(c), if, on a date for which the Company Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Special Meeting; provided that the Company Special Meeting may not be postponed or adjourned to a date that is more than 30 days after the date for which the Company Special Meeting was originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement is provided or made available to the stockholders of the Company or to permit dissemination of information that is material to stockholders voting at the Company Special Meeting and to give the stockholders of the Company sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in this Agreement shall be deemed to relieve the Company of its obligations to submit this Agreement to its stockholders for a vote on the adoption thereof.

(d) As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of and, subject to the provisions of this Section 5.5(d), not later than 45 days after the effectiveness of the Registration Statement, hold the Parent Special Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Special Meeting and to hold the Parent Special Meeting as soon as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall, through the Parent Board of Directors, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendations in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval, except in each case to the extent that the Parent Board of Directors shall have made a Parent Change of Recommendation as permitted by Section 5.4. Notwithstanding the foregoing provisions of this Section 5.5(d), if, on a date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Special Meeting; provided that the Parent Special Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Special Meeting was originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement is provided or made available to the stockholders of Parent or to permit dissemination of information which is material to stockholders voting at the Parent Special Meeting and to give the stockholders of Parent sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of the Parent Stock in the First Merger to its stockholders for a vote on the approval thereof.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Special Meeting and the Parent Special Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws subject to prior execution of a common interest or joint defense agreement in customary form. Each of the Company and Parent will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement. The Company agrees that the Confidentiality Agreement is hereby amended to permit the inclusion of all Financing Sources (including convertible or equity-linked debt) (and representatives of such Financing Sources) in the term “Representative” as such term is defined therein.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Ultimate Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Transactions, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or that would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

(d) Promptly after the date hereof, the Company shall use reasonable best efforts to deliver to Parent (i) a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date of delivery, of each Company Subsidiary that is a not “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X of the SEC) and (ii) a complete and correct copy of each of the Company Plans that are listed in Section 3.10(a) of the Company Disclosure Letter but which were not made available to Parent prior to the date of this Agreement.

(e) The Company shall deliver or make available to Parent a report prepared by Ernst & Young LLP detailing the possible tax consequences of Section 280G of the Code as applicable (i) with respect to each current or former Worker who participates in the Company’s Executive Severance Plan or 2010 Executive Severance Plan, using reasonable best efforts to deliver such report within 30 days after the date of this Agreement, and (ii) with respect to each current or former Worker who is reasonably likely to be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1), within a reasonable period prior to the Closing Date.

Section 6.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transactions and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals, including defending or contesting any claim, suit, action or other proceeding brought by a Third Party, including any Governmental Authorities, that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions. In furtherance and not in limitation of the foregoing, each Party agrees to make all necessary applications, notices, petitions and filings required (and thereafter make any other required submissions and respond as promptly as practicable to any requests for additional information or documentary material) with respect to this Agreement or the Transactions (A) with the DOJ and the FTC on a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, (B) with the German Federal Cartel Office (Bundeskartellamt), (C) in China, and (D) in the jurisdictions set forth in Section 6.2(a) of the Parent Disclosure Letter (the foregoing, collectively, the “Specified Antitrust Authorities”). The Parties agree to make the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within 30 days after the execution of this Agreement (unless another date is mutually agreed between the Parties), and make the filings contemplated by clauses (B), (C) and (D) of the preceding sentence as promptly as practicable, and will endeavor to make such filings within 60 days after the execution of this Agreement (unless another date is mutually agreed between the Parties). The Parties agree to use reasonable best efforts to supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns; and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Authority, or, in connection with any proceeding by a private party, with any other Person (provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege concerns), and to the extent permitted by the DOJ, the FTC or any other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Governmental Authority or other Person. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any Parent Subsidiary will be required to (i) divest, dispose of or hold separate any assets or businesses of Parent or the Company or any of their respective Subsidiaries, (ii) agree to divest, dispose or hold separate any assets or businesses of Parent, the Company or any of their respective Subsidiaries, or (iii) agree to or enter into any license or condition or commit to take any action that limits in any manner its freedom of action with respect to, or its ability to retain, any of the assets or businesses of Parent or the Company or any of their respective Subsidiaries to the extent such license, condition or action is not commercially reasonable or materially impacts in an adverse manner the benefits to be derived by Parent from the Transactions. The Company (x) will not, in connection with obtaining regulatory approval of the Transactions, take or agree to take any action identified in clause (i), (ii) or (iii) of the immediately preceding sentence without the prior written consent of Parent and (y) if so requested by Parent, will use reasonable best efforts to effect any license, divestiture, disposition or hold separate of any of the Company’s assets or businesses necessary to obtain clearances or approvals required for the Closing under the Antitrust Laws, provided that such action is conditioned on the consummation of the Mergers. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(c) Except as set forth in Section 6.2(c) of the Parent Disclosure Letter, each of Parent and the Company shall use its reasonable best efforts to obtain all consents, waivers, authorizations and approvals of all third parties (other than Governmental Authorities, which are the subject of clauses (a) and (b) above) necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided by them prior to the First Effective Time; provided that, without consulting with Parent, the Company shall not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates.

Section 6.3 Publicity. Parent and the Company have agreed upon the initial joint press release with respect to the execution of this Agreement, and will issue such press release promptly following the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required by this Section 6.3 to provide any such review or comment to Parent in connection with the receipt and existence of a Company Competing Proposal or a Company Change of Recommendation and matters related thereto; provided, further, that Parent shall not be required by this Section 6.3 to provide any such review or comment to the Company in connection with the receipt and existence of a Parent Competing Proposal or a Parent Change of Recommendation and matters related thereto. Notwithstanding the foregoing provisions of this Section 6.3, (i) Parent and the Company may make press releases or public announcements concerning this Agreement or the Transactions that consist solely of information previously disclosed in all material respects in previous press releases or announcements made by Parent and/or the Company in compliance with this Section 6.3, and (ii) Parent and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements consist solely of information previously disclosed in all material respects in previous press releases, public disclosures or public statements made jointly by the Company and Parent and do not reveal material, non-public information regarding the other Parties, this Agreement or the Transactions.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification. For not less than six years from and after the First Effective Time, the Ultimate Surviving Corporation shall, and Parent agrees to cause the Ultimate Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions), whether asserted or claimed prior to, at or after the First Effective Time, in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For six years after the Effective Time, the Ultimate Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions). Parent shall cause the Ultimate Surviving Corporation to provide, for an aggregate period of not less than six years from the First Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the First Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Ultimate Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement; provided, further, that the Company may prior to the First Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance (which may include provision of Side B coverage) with an aggregate cost not to exceed $2,500,000, and Parent shall cause any such tail policy coverage to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the Ultimate Surviving Corporation. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth anniversary of the First Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Ultimate Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Ultimate Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.

Section 6.5 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions.

Section 6.6 Obligations of Merger Subs. Parent shall take all action necessary to cause each of the Merger Subs, the First Surviving Corporation and the Ultimate Surviving

Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7 Employee Benefits.

(a) As a result of the Mergers, at the Second Effective Time, each of the then-current employees of the Company and the Company Subsidiaries shall become employees of the Ultimate Surviving Corporation and its Subsidiaries (the “Continuing Employees”) by operation of Law.

(b) Base Salary. Effective as of the Second Effective Time and until the earlier of (i) December 31, 2016 and (ii) the termination of the Continuing Employee’s service (the “Protection Period”), Parent shall, or shall cause the Ultimate Surviving Corporation or any of their respective affiliates or successors (collectively, the “Parent Employers”), to maintain each Continuing Employee’s base salary or base hourly wage, as applicable, as in effect immediately prior to the First Effective Time.

(c) Short Term Target Bonus Opportunity.

(i) During the Protection Period, Parent shall cause the Parent Employers to assume, honor and fulfill the Company’s obligations to each Continuing Employee under those Company Plans that (x) are short term cash incentive plans listed on Section 3.10(a) of the Company Disclosure Letter, and (y) in which such Continuing Employee participated immediately prior to the First Effective Time with respect to the performance period that is ongoing as of immediately prior to the First Effective Time under such Company Plan.

(ii) If the First Effective Time occurs prior to the end of the Company’s 2016 fiscal year, and Parent expects to have a Continuing Employee participate in short term cash incentive plan of the Parent Employers commencing January 1, 2017 (i.e., the beginning of Parent’s compensation year), then Parent shall cause the Parent Employers to adopt a short term cash incentive arrangement for such Continuing Employee for the period beginning on the first day of what would have otherwise been the start of the Company’s 2017 fiscal year through December 31, 2016.

(d) Health, Welfare and 401(k) Benefits. During the Protection Period, Parent shall cause the Parent Employers to permit each Continuing Employee (and his or her eligible dependents) to participate (i) in those Company Plans that (x) are health, welfare and Code Section 401(k) plans listed on Section 3.10(a) of the Company Disclosure Letter, and (y) were in effect at the First Effective Time or (ii) in the same type of health, welfare or Code Section 401(k) plan sponsored or maintained by the Parent Employers for the benefit of similarly situated employees of the Parent Employers, on the same terms and conditions as apply to such Parent Employer employees, in each case of (i) and (ii), other than with respect to retiree health and welfare plans and defined benefit plans.

(e) Service Credit. Effective as of the First Effective Time and thereafter, Parent shall cause the Parent Employers to recognize and take into account with respect to each

Continuing Employee his or her period of employment with the Company and the Company Subsidiaries (including any current or former affiliate of the Company or any Company Subsidiary or any predecessor of the Company or any Company Subsidiary) for purposes of eligibility to participate, level of benefits, and vesting of benefits, under the employee benefit plans maintained by the Parent Employers for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, Code Section 401(k) plans or other defined contribution retirement plans, severance practices, and health and welfare plans, except that the Parent Employers shall not be required to recognize and take into account such service (i) for purposes of determining any accrued benefit under any defined benefit pension plan or retiree health or welfare plan, (ii) for purposes of vesting credit for any awards granted under any long term incentive programs after the First Effective Time, (iii) to the extent the Company did not recognize such period of employment under a plan or program of a similar type maintained, sponsored by or contributed to by the Company prior to the First Effective Time, or (iv) if such recognition of service would result in a duplication of benefits.

(f) Waiver of Limitations. During the Protection Period, Parent shall cause the Parent Employers to use commercially reasonable efforts to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of the Parent Employers made available to the Continuing Employees during the Protection Period (except to the extent such periods, requirements, limitations or exclusions were applicable under the Company Plans immediately prior to the First Effective Time), and (ii) waive any and all evidence of insurability requirements under the health and welfare benefit plans of the Parent Employers made available to the Continuing Employees with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Company Plans of a similar type immediately prior to the First Effective Time.

(g) Severance. Parent shall, or shall cause the Ultimate Surviving Corporation to, assume, honor and fulfill the terms of the Company’s Executive Severance Plan and 2010 Executive Severance Plan. The Company shall have taken all actions necessary to ensure that each and every severance benefit plan or practice governed by ERISA and covering any Continuing Employee prior to the First Effective Time will be terminated as of immediately prior to the First Effective Time and no Parent Employer will have any liability in respect of any such ERISA severance plan or practice from and after the First Effective Time with respect to any Continuing Employee. From the First Effective Time through the first anniversary of the First Effective Time, the Parent Employers shall ensure that each Continuing Employee is covered by the severance plans and practices of the Parent Employers that are applicable to similarly situated Parent Employer employees, except to the extent that the Company did not provide severance plans or practices to such Continuing Employee immediately prior to the First Effective Time or if such coverage would result in a duplication of benefits.

(h) Vacation. At the First Effective Time, the Parent Employers will recognize and honor each Continuing Employee’s accrued but unused vacation or paid time off balance.

(i) No Third Party Rights. This Section 6.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.7, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.7. Nothing contained herein shall (i) be treated as an amendment of any particular Company Plan, (ii) give any third party any right to enforce the provisions of this Section 6.7 or (iii) require Parent or any Parent Employer to maintain any particular Company Plan or other employee benefit plan, program or arrangement. Nothing in this Agreement shall confer upon any Continuing Employee or any other employee or service provider of the Company or any of its affiliates any right to continue in the employ or service of Parent, the Ultimate Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Ultimate Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee or any other service provider, at any time for any reason whatsoever, with or without cause.

Section 6.8 Termination of Company Plans. If requested by Parent at least 10 days prior to the Closing, then effective as of no later than the day immediately preceding the Closing, the Company will terminate each of the Company Plans intended to be “qualified” within the meaning of Section 401(a) of the Code.

Section 6.9 Rule 16b-3. The Board of Directors of the Company, or a committee of non-employee Directors thereof, shall, prior to the First Effective Time, adopt a resolution providing in substance that the dispositions by the Company Insiders of Company Common Stock (including derivative securities with respect to Company Common Stock) in exchange for shares of Parent Stock pursuant to the transactions contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. Thereafter and, assuming that the Company delivers to Parent the Company Section 16 Information in a timely fashion prior to the First Effective Time, the Board of Directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the First Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders of Parent Stock in exchange for Company Common Stock and derivative securities with respect to Company Common Stock pursuant to the Transactions are in accordance with Rule 16b-3 and interpretations of the SEC thereunder.

Section 6.10 Security Holder Litigation. Each Party shall provide the other Party prompt oral notice of any litigation brought by any stockholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Mergers, this Agreement or any of the Transactions, and will provide the other Party with updates and such information as such other Party will reasonably request with respect to the status of the litigation and discussions between the parties to such litigation (unless the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). The Company will give Parent the opportunity to participate in the defense of and settlement discussions with respect to any such litigation and will not make any payment or settlement offer prior to the First Effective Time with respect to any such litigation unless Parent will have consented in writing to such payment or settlement, which consent will not be unreasonably withheld, except that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the First Effective Time upon Parent or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.10 and Section 5.1, Section 5.2 or Section 6.2, the provisions of this Section 6.10 shall control.

Section 6.11 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the First Effective Time.

Section 6.12 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the First Effective Time and effective upon the First Effective Time.

Section 6.13 Certain Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Mergers, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for all tax purposes, the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of Parent and the Company shall use its reasonable best efforts to obtain the Tax opinions described in Section 7.2(e) and Section 7.3(e), respectively (collectively, the “Tax Opinions”). The appropriate officers of Parent, the Merger Subs and the Company shall execute and deliver to Jones Day, counsel to Parent, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, certificates substantially in the forms set forth in Section 6.13 of the Parent Disclosure Letter and Section 6.13 of the Company Disclosure Letter, respectively (the “Representation Letters”). Each Representation Letter shall be dated on or before the date of such Tax Opinion and shall not have been withdrawn or modified in any material respect.

Section 6.14 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in the First Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the First Effective Time.

Section 6.15 The Company’s Financing Cooperation. The Company agrees to, and to cause its Subsidiaries to, use reasonable best efforts to provide such assistance (and to use reasonable best efforts to cause its and their respective personnel and advisors to provide such assistance) with the Financing as is reasonably requested by Parent, including using reasonable best efforts with respect to: (a) participation in, and assistance with, the marketing efforts related to the Financing, including participation, including by senior management of the Company, in, and assistance with, the preparation of presentations, meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings (including one-on-one meetings or conference calls with parties acting as agents or arrangers for, and prospective lenders of and investors in, the Financing); (b) delivery to Parent and its Financing Sources as promptly as reasonably practicable of the Financing Deliverables, the Financing Information and such financial information relating to the Company customary or reasonably necessary for the completion of the Financing to the extent reasonably requested by Parent in connection with the preparation of customary offering or information documents to be used for the Financing, including (i) offering documents and memoranda, private placement memoranda, bank information memoranda, confidential information memoranda, prospectuses and similar documents for any portion of such Financing and (ii) materials for rating agency presentations; (c) cause its independent auditors, accountants and external and internal counsel (including local counsel) to cooperate with the Financing consistent with customary practices, including by providing customary review of interim financial statements as provided in Statement on Auditing Standards No. 100, “comfort letters” (including customary “negative assurances”), opinions of counsel (which shall be limited to opinions concerning the Company of a type customarily delivered by counsel to target companies and shall not include opinions regarding enforceability or similar matters) and customary assistance with the due diligence activities of Parent and the Financing Sources, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings; (d) ensuring that the Financing benefits from the existing lending relationships of the Company and the Company Subsidiaries; and (e) causing to be timely filed with the SEC all required periodic and other reports. For purposes of clarity, such assistance shall include (A) if requested by Parent, using reasonable best efforts to assist Parent in obtaining prior to Closing payoff letters from the Company’s lenders in form and substance reasonably satisfactory to Parent with respect thereto and (B) making all requisite notices with respect to the Company’s outstanding Indebtedness regarding the change in control contemplated hereby. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiary. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its affiliates), the Company agrees that Parent and its affiliates may share customary projections with respect to the Company and its business with the Financing Sources identified in the Bridge Commitment Letter, and that Parent, its affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, none of the Company, any of its Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 6.15 (i) to take any action or provide any assistance that unreasonably interferes with the ongoing operations of the Company and its Subsidiaries; (ii) to adopt resolutions or give consents to approve or authorize the execution of the Financing or the Debt Financing Documents; or (iii) to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing

(other than a payoff letter with respect to the Credit Agreement) with respect to the Financing. Parent shall (1) promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with providing the assistance contemplated by this Section 6.15 and (2) indemnify and hold harmless the Company and its Subsidiaries and its and their respective directors, officers, personnel and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the Financing or any assistance or activities in connection therewith, except to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company or its Subsidiaries.

Section 6.16 Parent’s Financing Efforts.

(a) Subject to the terms and conditions of this Agreement, Parent shall take, or use its reasonable best efforts to cause to be taken, all actions and do, or use its reasonable best efforts to cause to be done, all things necessary to obtain the Financing on or prior to the Closing Date on the terms and conditions set forth in the Bridge Commitment Letter, including with respect to: (i) maintaining in effect the Bridge Commitment Letter and complying with its obligations thereunder; (ii) participation by senior management of Parent in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iii) satisfying on a timely basis all conditions to the Financing (including the Financing Conditions) that are within Parent’s control; (iv) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Bridge Commitment Letter (including any “market flex” provisions related thereto); and (v) drawing up to the full amount of the Financing and causing the Financing Sources to fund the Financing in accordance with its terms on the Closing Date in the event that the conditions set forth in Section 7.1 and Section 7.2 and the Financing Conditions have been satisfied or, upon funding would be satisfied, in each case to the extent the Financing is needed to consummate the Transactions, it being understood that nothing herein shall prevent Parent from substituting other financing for all or a portion of the Financing in accordance with this Section 6.16(a) upon terms and conditions that would not have any of the effects specified in the penultimate sentence of this Section 6.16(a) (any such financing upon such terms and conditions an “Alternative Financing”). Parent shall give the Company prompt notice of any material breach or threatened breach by any party to the Bridge Commitment Letter of which Parent becomes aware. Without limiting Parent’s other obligations under this Section 6.16, if a Financing Failure Event occurs, Parent shall (i) immediately notify the Company of such Financing Failure Event and the reasons therefor, (ii) in consultation with the Company, use its reasonable best efforts to obtain an Alternative Financing on terms (including conditionality, structure, covenants and pricing) not materially less beneficial in the aggregate to Parent, with lenders reasonably satisfactory to Parent, in an amount, when added with cash and marketable securities of Merger Subs and Parent, sufficient to consummate the Transactions, as promptly as practicable following the occurrence of such event, and (iii) obtain, and when obtained, provide the Company with a copy of, a new financing commitment letter that provides for such Alternative Financing. Parent shall not, without the Company’s prior written consent, agree to any amendment or modification to, or any waiver of any provision or remedy under, the Bridge Commitment Letter or any Debt Financing Document unless, in each case, the terms and conditions thereof, as so amended, modified or waived, are in the aggregate at least as favorable to the Company and Parent as those contained therein prior to giving effect to such amendment, modification or waiver; provided that, without limiting the generality of the foregoing, the following amendments, modifications and waivers shall be understood to result in terms and conditions that are in the aggregate less favorable to the Company and Parent: (i) any amendment, modification or waiver that could reasonably be expected to (x) materially adversely affect the ability of Parent or the Merger Subs to timely consummate the Transactions or (y) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing materially less likely to occur, (ii) any amendment, modification or waiver of the conditions to obtaining the Financing, unless such amendment, modification or waiver results in conditions that are in the aggregate substantially equivalent (or that are more favorable to the Company and Parent) to such conditions to obtaining the Financing immediately prior to such amendment, modification or waiver, (iii) any amendment, modification or waiver that reduces the amount of the Financing or (iv) any amendment, modification or waiver that materially and adversely affects the ability of Parent or its affiliates to enforce their rights against the other parties to the Bridge Commitment Letter or such Debt Financing Documents; provided, that Parent shall have the right to substitute Alternative Financing for all or any portion of the Financing subject to the terms and conditions set forth in Section 6.16(b). Notwithstanding the foregoing, Parent and the Merger Subs may replace or amend the Bridge Commitment Letter solely to (i) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Bridge Commitment Letter as of the date hereof, (ii) to reassign titles to such parties who have not executed the Bridge Commitment Letter as of the date hereof, or (iii) to waive any closing conditions by any lenders or their agents. Parent shall keep the Company reasonably informed of the status of its efforts to obtain the Financing.

(b) Parent shall have the right to substitute Alternative Financing for all or any portion of the Financing and to reduce the aggregate commitments under the Bridge Commitment Letter by an amount equal to the aggregate principal amount of the Alternative Financing so substituted; provided, that to the extent any such Indebtedness has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earlier of the consummation of the Transactions on the Closing Date, the termination of this Agreement or the Outside Date (for purposes of clarity, as it may be extended pursuant to this Agreement). Further, Parent shall have the right to substitute commitments in respect of any Alternative Financing or other equity financing for all or any portion of the Financing from the same and/or alternative bona fide third-party financing sources so long as (i) the terms thereof would not be reasonably expected to delay or prevent the Closing or make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur, (ii) the conditions to the Financing set forth in the Bridge Commitment Letter would not be expanded or modified in a manner that would reasonably be expected to delay or prevent the Closing, provided still further, that any such substitute financing shall not obligate the Company prior to the Closing as a surety, guarantor or indemnitor or require the Company to extend credit to any Person, (iii) the aggregate amount of funds made available to Parent is in an amount sufficient to consummate the Transactions, including the making of all required payments in connection with the Transactions (including payment of the Per Share Merger Consideration and Fractional Share Consideration and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Transactions required on or prior to the Closing Date, and (iv) the terms of any alternative financings do not materially and adversely affect the ability of Parent to enforce its rights against the other parties to the Bridge Commitment Letter with respect to any remaining commitments (or Replacement Financing, (as defined below)) or such Debt Financing Documents with respect to any remaining commitments (or Replacement Financing Documents (as defined below)) (any such Indebtedness or equity financing which satisfies the foregoing clauses (i) through (iv), the “Replacement Financing”; the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents”). The representations, warranties, covenants and other restrictions of Parent and the Merger Subs contained in this Agreement with respect to the Financing and the Bridge Commitment Letter shall apply equally to any Replacement Financing and Replacement Financing Documents. Parent acknowledges and agrees that obtaining the financing contemplated by this Section 6.16, or any other financing, is not a condition to the Closing, and affirms its obligations to consummate the Transactions (subject to the conditions contained in Article VII of this Agreement) irrespective and independently of the availability of any such financing.

Section 6.17 Parent Board Representation. Prior to the First Effective Time, Parent shall appoint two members of the Company Board of Directors to serve as members of the Parent Board of Directors effective as of immediately after the First Effective Time to serve until the next annual meeting of Parent’s stockholders in accordance with the Parent Governing Documents. As soon as reasonably practicable after the date hereof, Parent and the Company shall cooperate to identify such individuals (or any substitutes), which individuals shall be subject to the recommendation of the Nominating and Governance Committee of the Parent Board of Directors.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 7.1 Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Merger Subs and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained;

(b) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened;

(c) Adverse Laws or Orders. No Adverse Law or Order shall have occurred provided, that any Adverse Law or Order with respect to non-U.S. Antitrust Laws other than those set forth on Section 7.1(d) of the Company Disclosure Letter shall be disregarded for purposes of this Section 7.1(c);

(d) Required Antitrust Clearances. Any (i) applicable waiting period (or extension thereof) relating to the Mergers under the HSR Act shall have expired or been earlier terminated and (ii) any affirmative approval of a Governmental Authority required under any Antitrust Law set forth on Section 7.1(d) of the Company Disclosure Letter shall have been obtained and any mandatory waiting period related thereto shall have expired; and

(e) Listing. The shares of Parent Stock to be issued in the First Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and the Merger Subs to effect the Mergers are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.3(b) and (c) (Capitalization) (the “Company Capitalization Representations”) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted Company Shares, before giving effect to the Mergers, of more than 0.500% from that reflected in the Company Capitalization Representations, (ii) set forth in Section 3.1(a) (Qualification, Organization, Subsidiaries, etc.), Section 3.3(a), (d) and (e) (Capitalization), Section 3.4 (Authority Relative to this Agreement), Section 3.5 (No Conflict; Required Filings and Consents), Section 3.15(g) (Taxes), Section 3.20 (Brokers and Expenses), Section 3.24 (Vote Required) and Section 3.25 (Opinion of Financial Advisor) (collectively, the “Company Specified Representations”) shall, if qualified by materiality or “Company Material Adverse Effect,” be true and correct in all respects, and if not qualified by materiality or “Company Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) set forth in Article III of this Agreement, other than the Company Capitalization Representations and the Company Specified Representations, shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 7.2(a)(iii), all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that the “Company Material Adverse Effect” qualification set forth in clause (a) of Section 3.8 shall not be disregarded pursuant to the terms of this proviso);

(b) Covenants. The Company will have complied with or performed, in all material respects, the covenants, obligations and agreements of the Company under this Agreement to be complied with or performed by it prior to the First Effective Time;

(c) Company Material Adverse Effect. No Company Material Adverse Effect has occurred since the date of this Agreement and is continuing; and

(d) Certificate. The Company will have furnished Parent with a certificate signed on its behalf by the chief executive officer or chief financial officer of the Company to the effect that the conditions set forth in Section 7.2(a) and (b) are satisfied.

(e) Tax Opinion. Parent shall have received an opinion of Jones Day, dated as of the Effective Time, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon the Representation Letters.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Subs (i) set forth in Section 4.3(b) and (c) (Capitalization) (the “Parent Capitalization Representations”) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted Parent Shares, before giving effect to the Mergers, of more than 0.500% from that reflected in the Parent Capitalization Representations, (ii) set forth in Section 4.1(a) (Corporate Organization; Parent Subsidiaries), Section 4.3(a), (d) and (e) (Capitalization), Section 4.4 (Authority Relative to this Agreement), Section 4.5 (No Conflict; Required Filings and Consents), Section 4.12(g) (Taxes), Section 4.16 (Brokers and Expenses), Section 4.19 (Vote Required) and Section 4.20 (Opinion of Financial Advisor) (collectively, the “Parent Specified Representations”) shall, if qualified by materiality or “Parent Material Adverse Effect,” be true and correct in all respects, and if not qualified by materiality or “Parent Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) set forth in Article IV of this Agreement, other than the Parent Capitalization Representations and the Parent Specified Representations, shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and the Merger Subs set forth in this Agreement for purposes of this Section 7.3(a)(iii), all qualifications based on a “Parent Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that the “Parent Material Adverse Effect” qualification set forth in clause (a) of Section 4.8 shall not be disregarded pursuant to the terms of this proviso).

(b) Covenants. Parent and Merger Sub will have complied with or performed, in all material respects, the covenants, obligations and agreements of Parent and Merger Sub under this Agreement to be complied with or performed by them on or prior to the Closing Date.

(c) Parent Material Adverse Effect. No Parent Material Adverse Effect has occurred since the date of this Agreement and is continuing.

(d) Certificate. Parent and Merger Sub will have furnished the Company with a certificate signed on their behalf by the chief executive officers or chief financial officers of Parent and Merger Sub to the effect that the conditions set forth in Section 7.3(a) and (b) are satisfied.

(e) Tax Opinion. The Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the Effective Time, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon the Representation Letters.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval and Parent Stockholder Approval, if applicable) as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent if a Governmental Authority of competent jurisdiction shall have issued a final and nonappealable Adverse Law or Order permanently restraining, permanently enjoining or otherwise permanently prohibiting the consummation of the First Merger;

(c) by either Parent or the Company, prior to the First Effective Time, if there has been a breach by the Company, on the one hand, or Parent or any Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Article VII not being satisfied (assuming that the date of such determination is the Closing Date and that such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 45 calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (ii) three business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(c) by any Party whose breach of any provision of this Agreement results in or causes the failure of the First Merger to be consummated by the Outside Date;

(d) by either Parent or the Company, if the First Effective Time shall not have occurred by 5:00 p.m., Pacific Time, on July 20, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the First Effective Time not occurring prior to the Outside Date; provided, further, that if on the Outside Date the condition set forth in Section 7.1(d) and/or the condition set forth in Section 7.1(c) (if the applicable Adverse Law or Order is an order or injunction of a court of competent jurisdiction under an Antitrust Law) has not been satisfied but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied), neither Parent nor the Company may terminate this Agreement, and the Outside Date shall be extended by an additional three months until October 20, 2016, which extended date shall thereafter be considered the Outside Date;

(e) by Parent, if, prior to receipt of the Company Stockholder Approval, (i) the Company Board of Directors or any committee thereof shall have effected a Company Change of Recommendation (whether or not effected in compliance with the terms of this Agreement), (ii) the Company has failed to include the Company Board Recommendation in the Joint Proxy Statement, (iii) the Company has failed to make a statement in opposition and recommend rejection to the Company’s stockholders of a tender or exchange offer of the Company’s securities initiated by a person or group (other than Parent or its affiliates) pursuant to Rule 14e-2 promulgated under the Exchange Act within 10 business days after such tender or exchange offer has been published, sent or given by such person or group, (iv) solely if a Company Competing Proposal has been publicly announced, the Company has failed to issue a press release reaffirming the Company Board Recommendation within 10 business days following Parent’s written request to issue such press release; provided, that the Company shall not be required to issue more than one press release reaffirming the Company Board Recommendation in response to a single Company Competing Proposal (with any material modifications thereto constituting a separate Company Competing Proposal) or (v) the Company shall have willfully breached Section 5.3 in any material respect;

(f) by the Company, if, prior to receipt of the Parent Stockholder Approval, (i) the Parent Board of Directors or any committee thereof shall have effected a Parent Change of Recommendation (whether or not effected in compliance with the terms of this Agreement), (ii) Parent has failed to include the Parent Board Recommendation in the Joint Proxy Statement, (iii) Parent has failed to make a statement in opposition and recommend rejection to Parent’s stockholders of a tender or exchange offer for Parent’s securities initiated by a person or group (other than the Company or its affiliates) pursuant to Rule 14e-2 promulgated under the Exchange Act within 10 business days after such tender or exchange offer has been published, sent or given by such person or group, (iv) solely if a Parent Competing Proposal has been publicly announced, Parent has failed to issue a press release reaffirming the Parent Board Recommendation within 10 business days following the Company’s written request to issue such press release; provided, that Parent shall not be required to issue more than one press release reaffirming the Parent Board Recommendation in response to a single Parent Competing Proposal (with any material modifications thereto constituting a separate Parent Competing Proposal) or (v) Parent shall have willfully breached Section 5.4 in any material respect;

(g) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(h) by either Parent or the Company, if the Parent Stockholder Approval shall not have been obtained at the Parent Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(i) by the Company in order to accept a Company Superior Proposal in accordance with Section 5.3(e); provided that concurrently with and as a condition to the termination of this Agreement by the Company pursuant to this Section 8.1(i), the Company pays Parent, or causes Parent to be paid, the Company Termination Fee; or

(j) by Parent in order to accept a Parent Superior Proposal in accordance with Section 5.4(e); provided that concurrently with and as a condition to the termination of this Agreement by Parent pursuant to this Section 8.1(j), Parent will pay the Company, or will cause the Company to be paid, the Parent Termination Fee.

Section 8.2 Effect of Termination.

(a) To terminate this Agreement as provided in Section 8.1 (other than in the case of termination pursuant to Section 8.1(a)), the terminating Party shall give written notice to the other Party specifying the subsection of Section 8.1 pursuant to which such termination is made, and this Agreement will become null and void and there will be no liability on the part of Parent, the Merger Subs or the Company, except that the Confidentiality Agreement, Section 6.3, this Section 8.2 and Section 9.3 through Section 9.13 shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or a willful breach of its representations, warranties covenants or agreements set forth in this Agreement prior to such termination and any aggrieved party will be entitled to all rights and remedies available under applicable Law or in equity.

(b) Company Termination Fee.

(i) If the Company terminates this Agreement pursuant to Section 8.1(i), then the Company shall pay or cause to be paid to Parent concurrently with, and as a condition to such termination, an amount in cash equal to $290,000,000 (the “Company Termination Fee”).

(ii) If Parent terminates this Agreement pursuant to Section 8.1(e), then the Company shall pay or cause to be paid to Parent within three business days after such termination, the Company Termination Fee.

(iii) If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) (solely in the event that the Company Stockholder Approval has not been obtained), (B) a Company Competing Proposal shall have been publicly disclosed prior to the date of such termination, and (C)(1) any Company Qualifying Transaction is consummated within 12 months after such termination or (2) the Company enters into a definitive agreement providing for a Company Qualifying Transaction within 12 months after such termination and such Company Qualifying Transaction is consummated (whether or not within the 12-month period), then within one business day after the date any such Company Qualifying Transaction is consummated, the Company shall pay or cause to be paid to Parent the Company Termination Fee.

(iv) If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(g), (B) a Company Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Company Special Meeting, and (C)(1) any Company Qualifying Transaction is consummated within 12 months after such termination or (2) the Company enters into a definitive agreement providing for a Company Qualifying Transaction within 12 months after such termination and such Company Qualifying Transaction is consummated (whether or not within the 12-month period), then within one business day after the date any such Company Qualifying Transaction is consummated, the Company shall pay or cause to be paid to Parent the Company Termination Fee.

(v) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated by Parent. In no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(c) Parent Termination Fee.

(i) If Parent terminates this Agreement pursuant to Section 8.1(j), then Parent shall pay or cause to be paid to the Company concurrently with, and as a condition to such termination, an amount in cash equal to $290,000,000 (the “Parent Termination Fee”).

(ii) If the Company terminates this Agreement pursuant to Section 8.1(f), then Parent shall pay or cause to be paid to the Company, within three business days after such termination, the Parent Termination Fee.

(iii) If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) (solely in the event that the Parent Stockholder Approval has not been obtained), (B) a Parent Competing Proposal shall have been publicly disclosed prior to the date of such termination, and (C)(1) any Parent Qualifying Transaction is consummated within 12 months after such termination or (2) Parent enters into a definitive agreement providing for a Parent Qualifying Transaction within 12 months after such termination and such Parent Qualifying Transaction is consummated, then within one business day after the date any such Parent Qualifying Transaction is consummated, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(iv) If (A) the Company or Parent terminates this Agreement pursuant to Section 8.1(h), (B) a Parent Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Parent Special Meeting, and (C)(1) any Parent Qualifying Transaction is consummated within 12 months after such termination or (2) Parent enters into a definitive agreement providing for a Parent Qualifying Transaction within 12 months after such termination and such Parent Qualifying Transaction is consummated, then within one business day after the date any such Parent Qualifying Transaction is consummated, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(v) In the event any amount is payable pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. In no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(d) Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that (i) the Company Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Parent and the Merger Subs in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions; and that (ii) the Parent Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. If either Party fails to pay when due any amount payable under this Section 8.2, then: (A) the non-performing Party shall reimburse the other Party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.2; and (B) the non-performing Party shall pay the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to 500 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, as

applicable, by written agreement of the Company and Parent; provided, however, that after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, no amendment shall be made that by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the First Effective Time, either the Company, on the one hand, or any Parent Entity, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any Parent Entity or the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Parent or the Company contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of any Parent Entity or the Company contained herein. Any agreement on the part of a Parent Entity or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(c) Notwithstanding anything to the contrary contained herein, (i) Section 9.9(b) and Section 9.12 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources and (ii) this Section 9.1(c), Section 9.11(a), Section 9.11(b) and Section 9.15 may not be amended, supplemented, waived or otherwise modified, nor, in the case of each of clauses (i) and (ii), may this Agreement be otherwise modified in a manner that in substance constitutes such a modification, without the prior written consent of the Financing Sources.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the First Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms expressly contemplates performance after the First Effective Time.

Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent and the Company shall share equally all Expenses incurred in connection with (a) printing, filing and mailing the Joint Proxy Statement, Registration Statement, and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement and Registration Statement and (b) any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes.

Section 9.4 Notices. All notices, requests, demands and other communications under this Agreement shall, except to the extent expressly provided to be oral, be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; (c) if sent by e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a business day before 5:00 p.m. in the time zone of the receiving party, when transmitted and the sender has received confirmation of receipt by the recipient; (d) if sent by e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a day other than a business day or after 5:00 p.m. in the time zone of the receiving party, and the sender has received confirmation of receipt by the recipient, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties:

if to Parent or the Merger Subs, to:

Lam Research Corporation

4650 Cushing Parkway

Fremont, CA 94538

Attention: Sarah A. O’Dowd

Senior Vice President, Chief Legal Officer and Secretary

Email: sarah.odowd@lamresearch.com

with a copy to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Attention: Daniel R. Mitz and Jonn R. Beeson

Email: drmitz@jonesday.com and jbeeson@jonesday.com

and

if to the Company, to:

KLA-Tencor Corporation

One Technology Drive

Milpitas, CA 95053

Attention: Teri Little, Senior Vice President and General Counsel and

Bren Higgins, Executive Vice President and Chief Financial Officer

Email: teri.little@kla-tencor.com and bren.higgins@kla-tencor.com with copies to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Martin W. Korman and Bradley L. Finkelstein

Email: mkorman@wsgr.com and bfinkelstein@wsgr.com

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement (i) shall not be required to contain standstill provisions, (ii) shall not provide for an exclusive right to negotiate with the Company or Parent, as applicable, and (iii) shall not restrict the Company from complying with Section 5.3 or Parent from complying with Section 5.4, as applicable.

“Action” means any and all litigation, suits, actions, proceedings, arbitrations and mediations by or before any Governmental Authority.

“Adverse Law or Order” means (i) any Law shall have been enacted or promulgated by any Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the First Merger or (ii) there shall be in effect any Order preventing the consummation of the First Merger.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Available Cash for Cash Election” means the difference of (a) the Maximum Cash Consideration minus (b) the product of (i) the sum of the number of Mixed Election Shares and Undesignated Shares multiplied by (ii) the Average Cash Per Share.

“Available Stock for Stock Election” means the difference of (a) the Maximum Stock Consideration minus (b) the product of (i) the sum of the number of Mixed Election Shares and Undesignated Shares multiplied by (ii) the Average Parent Stock Per Share.

“Bridge Commitment Letter” means the bridge facility commitment letter between Parent, Goldman Sachs Bank USA, and Goldman Sachs Lending Partners LLC, dated as of the date hereof, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 6.16 following a Financing Failure Event, pursuant to which the financial institutions party thereto have agreed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the bridge facility financing set forth therein for the purposes of financing the Transactions.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Cash Election Number” shall mean the quotient of (i) the Available Cash for Cash Election divided by (ii) the Per Share Cash Consideration.

“Cash Election Shares” means all Company Shares, including Dissenting Shares, in respect of which Cash Elections have been validly and timely delivered and not subsequently revoked or changed.

“Claim” means any and all allegations, claims, demands and causes of action.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of this Agreement.

“Company Certificate” means the Certificate of Incorporation of the Company as amended and restated and in effect on the date hereof.

“Company Competing Proposal” means any offer or proposal made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time that contemplates such Person or group acquiring beneficial ownership (as defined under Section 13(d) of the Exchange Act) of at least 15% of the assets of the Company (on a consolidated basis with its Subsidiaries) or at least 15% of the equity interest in the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Mergers.

“Company Equity Awards” means the Company Stock Options and the Company RSUs.

“Company Equity Plans” means the Company’s 1998 Outside Director Option Plan, 2004 Equity Incentive Plan (as amended and restated as of August 7, 2014), Amended and Restated 1997 Employee Stock Option Plan (as amended May 8, 2014), and Therma-Wave, Inc. 2000 Equity Incentive Plan (as amended).

“Company ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Company Subsidiary and that, together with the Company or any Company Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Company Foreign Plan” means any Company Plan that is maintained outside of the United States.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Immaterial Trademark Licenses” means licenses or other rights of use granted by the Company or any Company Subsidiary in respect of Trademarks to Third Party vendors to refer to the Company as a customer and rights granted to third parties as part of corporate sponsorships, or other similar licenses or rights that are not material to the Company or Company Subsidiaries.

“Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Company Intervening Event” means an Effect (a) that was not known to the Company Board of Directors, or the material consequences of which (based on facts known to members of the Company Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to any Company Competing Proposal.

“Company Material Adverse Effect” means any Effect or Effects that, individually or in the aggregate, are, or would reasonably be expected to be, materially adverse to (a) the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that none of the following will be deemed, either alone or in combination, to be or constitute a “Company Material Adverse Effect” or be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) conditions (or changes after the date hereof in such conditions) in the industry in which the Company and the Company Subsidiaries operate, (ii) general economic conditions (or changes after the date hereof in such conditions) within the U.S. or any other country, (iii) conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country, (iv) political conditions (or changes after the date hereof in such conditions) in the United States or any other country or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country, (vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), (vii) the public announcement of discussions among the Parties regarding a potential Transaction, the public announcement, execution, delivery or performance of this Agreement, or the identity of the Parent Entities, (viii) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), and (ix) any Claims or Actions made or brought by any of the current or former stockholders of the Company or Parent (on their own behalf or on behalf of the Company or Parent) against the Company or Parent arising out of the Mergers or in connection with any other Transactions, except, in the case of each of clauses (i) through (vi), to the extent such Effects disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in any material respect relative to other companies of comparable size in the same industries and geographies in which the Company and the Company Subsidiaries operate, or (b) the ability of the Company to consummate the First Merger.

“Company Outbound License Agreements” means Contracts pursuant to which (a) any Company Products are or have been directly licensed or sold by the Company or any of the Company Subsidiaries to customers, distributors, sales representatives and resellers in the ordinary course of business or (b) processes are jointly developed with customers of the Company or any of the Company Subsidiaries.

“Company Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned, in whole or in part, by the Company or any of the Company Subsidiaries.

“Company Plans” means (i) all written employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all bonus, stock option, stock purchase, restricted stock, restricted stock unit, equity-based incentive, cash-based incentive, retention incentive, change in control payment, profit sharing, vacation, paid time off, cafeteria, fringe benefit, deferred compensation, supplemental termination pay, retiree medical or life insurance, supplemental retirement, severance or other material compensation or benefit plans, programs or arrangements, and (iii) all United States compensation Contracts containing rights to any compensatory payment, acceleration of vesting or other benefits upon a change of control of the Company or the termination of the Worker in connection with a change in control of the Company beyond the payments, vesting or other benefits that are strictly required by applicable Law, in each of (i) or (ii) with respect to which the Company, any Company Subsidiary or any Company ERISA Affiliate has or could have any liability or that are maintained, contributed to or sponsored by the Company, any Company Subsidiary or any Company ERISA Affiliate for the benefit of any current or former Worker (or dependent or beneficiary thereof) of the Company, any Company Subsidiary or any Company ERISA Affiliate.

“Company Products” means all product offerings, including all software, of the Company and each of the Company Subsidiaries (a) that are being sold, licensed, or distributed, as applicable, as of the date hereof, or (b) that the Company, or any of the Company Subsidiaries, is otherwise currently obligated to license, distribute, support or maintain (in each case, excluding, for the avoidance of doubt, (i) those Third Party products or Open Source Materials embedded in or otherwise part of the product offering and (ii) any of the Company’s support, consulting and/or training services).

“Company Qualifying Transaction” means a transaction contemplated by a “Company Competing Proposal,” except that all references to “15%” in the definition thereof shall be deemed to be references to “50%.”

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is Registered Intellectual Property.

“Company Related Party” means the Company, any holder of Company Shares and each of their respective affiliates and their and their respective affiliates’ Representatives.

“Company Section 16 Information” means information accurate in all material respects regarding Company Insiders, the number of Company Shares and derivative securities with respect to Company Common Stock held by each such Company Insider and expected to be exchanged for shares of Parent Stock pursuant to the Transactions and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3.

“Company Special Meeting” means the meeting of the holders of Company Shares for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote upon the adoption of this Agreement at the Company Special Meeting.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a bona fide offer constituting a Company Competing Proposal (with references to 15% being deemed to be replaced with references to 50%), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be (a) more favorable to the stockholders of the Company from a financial point of view than the Mergers, taking into account all relevant factors (including all the terms and conditions of such offer (including any termination or break-up fee associated therewith, the existence of any financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer and the identity and financial capability of the Person or group making such offer.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 17, 2014, between Parent and the Company, as amended.

“Contract” means any agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Copyrights” means any and all U.S. and foreign copyrights, mask work rights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor.

“Credit Agreement” means the Credit Agreement, dated as of November 14, 2014, among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A, as administrative agent.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Financing, including (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Financing will be governed or contemplated by the Bridge Commitment Letter; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Bridge Commitment Letter or requested by the Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by the Financing Sources.

“Domain Names” means all Internet domain name registrations.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Laws” means any Law, including common law, relating to (i) releases or threatened releases of Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, (iii) pollution or protection of the indoor or outdoor environment, occupational health as it relates to exposures to Hazardous Substances or natural resources, or (iv) the European Union’s Directives on the Restriction of Hazardous Substances (RoHS) and the Waste Electrical and Electronic Equipment (WEEE).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, financing sources, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Mergers and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Bridge Commitment Letter, including the offering or private placement of debt securities contemplated by the Bridge Commitment Letter and any related engagement letter.

“Financing Conditions” means the conditions precedent set forth in Section 2 of the Bridge Commitment Letter.

“Financing Deliverables” means the following: (a) a customary payoff letter relating to the repayment (or cash collateralization) on the Closing Date of outstanding obligations under the Credit Agreement, subject to receipt of the funds therefor from Parent; and (b) documentation and other information reasonably requested by the Financing Sources with respect to (i) applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and (ii) the U.S. Treasury Department’s Office of Foreign Assets Control and the FCPA.

“Financing Failure Event” shall mean any of the following: (a) the commitments with respect to all or any portion of the Financing expiring or being terminated, (b) for any reason, all or any portion of the Financing becoming unavailable, (c) a breach or repudiation by any party to the Bridge Commitment Letter, or (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur.

“Financing Information” means (a)(i) audited consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date, (ii) unaudited interim consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year); and (iii) any additional audited and unaudited financial statements with respect to the businesses acquired by the Company required by Rule 3-05(b)(2) of Regulation S-X of the SEC that are customarily included in an offering memorandum for private placement of high-yield securities pursuant to Rule 144A promulgated under the Securities Act by Parent; and (b) as promptly as practical, all financial statements, financial data, audit reports and other information of the Company of the type required by Regulation S-X and Regulation S-K of the SEC and other accounting rules and regulations of the SEC as may reasonably be requested of the type and form that are customarily included in an offering memorandum for private placement of high-yield securities pursuant to Rule 144A promulgated under the Securities Act (which is understood not to include (i) any pro forma financial statements or adjustments (including any synergies, cost savings, ownership or other post-closing adjustments) or projections (provided that the Company will reasonably cooperate and assist Parent in providing information necessary to prepare such materials) (ii) description of all or any portion of the Financing, including any “description of note” or other information customarily provided by debt financing sources or its counsel, (iii) risk factors relating to all or any component of the Financing, (iv) separate financial statements in respect of subsidiaries, or (v) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placement of high-yield securities pursuant to Rule 144A).

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or other financings in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates and their respective affiliates’ officers, directors, employees, partners, trustees, stockholders, controlling persons, agents and representatives and their respective successors and assigns.

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) organization, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power of any nature (including persons acting as arbitrators, alternative dispute resolution organizations and stock exchanges).

“Hazardous Substances” means (i) those substances, materials, contaminants or wastes defined in or regulated as “hazardous”, “toxic”, or “radioactive”, under the following U.S. federal statutes and their state counterparts, as amended to date, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) polychlorinated biphenyls, friable asbestos and radon, and (v) any biological or chemical substance, material or waste regulated or classified as “hazardous”, “toxic”, or “radioactive” by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent (a) in respect of notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing capital lease obligations; (e) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or (f) representing any hedging obligations, if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Intellectual Property” means the rights associated with or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights, (d) Trademarks, (e) Domain Names and (f) any similar, corresponding or equivalent intellectual property rights to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement” means a joint proxy statement to be sent to the stockholders of the Company and the stockholders of Parent (together with any amendments or supplements thereto) in connection with the Transactions.

“knowledge of Parent” means the actual knowledge of each executive officer of Parent set forth in Section 9.5 of the Parent Disclosure Letter.

“knowledge of the Company” means the actual knowledge of each executive officer of the Company set forth in Section 9.5 of the Company Disclosure Letter.

“Law” means any statute, code, rule, regulation, ordinance, rule of common law, or other pronouncement of any Governmental Authority having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Maximum Cash Consideration” shall mean the amount equal to the product of (i) the Average Cash Per Share and (ii) the difference of (A) the number of Company Shares outstanding immediately prior to the Effective Time minus (B) the number of Company Shares to be cancelled in accordance with Section 2.1(c).

“Maximum Stock Consideration” shall mean the number of Parent Shares equal to the product of (i) the Average Parent Stock Per Share and (ii) the difference of (A) the number of Company Shares outstanding immediately prior to the Effective Time minus (B) the number of shares of shares to be cancelled in accordance with Section 2.1(c).

“Mixed Election Shares” means all Company Shares, including Dissenting Shares, in respect of which Mixed Elections have been validly and timely delivered and not subsequently revoked or changed.

“NASDAQ” means The NASDAQ Global Select Market.

“Open Source Materials” refers to any software or other material that is distributed pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org) (including but not limited to the GNU General Public License (GPL), LGPL, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).

“Order” means any injunction, judgment, decree or other order issued by a Governmental Authority of competent jurisdiction.

“Parent Charter Amendment” means an amendment to the Parent Charter to increase the authorized number of shares of Parent Common Stock to not more than 800,000,000 shares.

“Parent Competing Proposal” means any offer or proposal made by a Person or group (other than a proposal or offer by the Company or any of its Subsidiaries) at any time that contemplates such Person or group acquiring beneficial ownership (as defined under Section 13(d) of the Exchange Act) of at least 15% of the assets of Parent (on a consolidated basis with its Subsidiaries) or at least 15% of the equity interest in Parent (whether pursuant to a merger, consolidation or other business combination, sale of shares, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Mergers.

“Parent Convertible Notes” means Parent’s 0.5% Convertible Senior Notes due May 2016, Parent’s 1.25% Convertible Senior Notes due May 2018, and the Novellus Systems, Inc. 2.625% Convertible Senior Notes due May 2041.

“Parent Entities” means Parent and the Merger Subs.

“Parent Equity Award” means any form of compensation (including deferred compensation) granted under a Parent Equity Plan that is or may be paid or settled in Parent Stock.

“Parent Equity Plans” means Parent’s 2007 Stock Incentive Plan, Parent’s 1999 Employee Stock Purchase Plan, the Novellus Systems, Inc. 2011 Stock Incentive Plan, and the Novellus Systems, Inc. 2001 Non-Qualified Stock Option Plan, each as amended.

“Parent ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent or any Parent Subsidiary and that, together with Parent or any Parent Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Parent Governing Documents” means (a) the Parent Certificate of Incorporation as amended and in effect on the date hereof and (b) the Bylaws of Parent, as amended and restated as of the date of this Agreement.

“Parent Immaterial Trademark Licenses” means licenses or other rights of use granted by Parent or any Parent Subsidiary in respect of Trademarks to Third Party vendors to refer to Parent as a customer and rights granted to third parties as part of corporate sponsorships, or other similar licenses or rights that are not material to Parent or the Parent Subsidiaries.

“Parent Intervening Event” means an Effect (a) that was not known to the Parent Board of Directors, or the material consequences of which (based on facts known to members of the Company Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to any Parent Competing Proposal.

“Parent Material Adverse Effect” means any Effect or Effects that, individually or in the aggregate, are, or would reasonably be expected to be, materially adverse to (a) the business, assets, properties, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, that none of the following will be deemed, either alone or in combination, to be or constitute a “Parent Material Adverse Effect” or be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur: (i) conditions (or changes after the date hereof in such conditions) in the industry in which Parent and the Parent Subsidiaries operate, (ii) general economic conditions (or changes after the date hereof in such conditions) within the U.S. or any other country, (iii) conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country, (iv) political conditions (or changes after the date hereof in such conditions) in the United States or any other country or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country, (vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), (vii) the public announcement of discussions among the Parties regarding a potential Transaction, the public announcement, execution, delivery or performance of this Agreement, or the identity of the Parent Entities, (viii) changes in Parent’s stock price or the trading volume of Parent’s stock, or any failure by Parent to meet any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Parent to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying Effect of such changes or failures, unless such Effects or failures would otherwise be excepted from this definition), (ix) any Claims or Actions made or brought by any of the current or former stockholders of Parent or the Company (on their own behalf or on behalf of Parent or the Company) against Parent or the Company arising out of the Mergers or in connection with any other Transactions, except, in the case of each of clauses (i) through (vi), to the extent such Effects do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, in any material respect relative to other companies of comparable size in the same industries and geographies in which Parent and the Parent Subsidiaries operate, or (b) the ability of Parent to consummate the Mergers.

“Parent Outbound License Agreements” means Contracts pursuant to which (a) any Parent Products are or have been directly licensed or sold by Parent or any of the Parent Subsidiaries to customers, distributors, sales representatives and resellers in the ordinary course of business or (b) processes are jointly developed with customers of Parent or any of the Parent Subsidiaries.

“Parent Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned, in whole or in part, by Parent or any of the Parent Subsidiaries.

“Parent Plans” means (i) all written employee compensation or employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all bonus, cash compensation, stock option, stock purchase, restricted stock, restricted stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and (iii) all U.S. employment Contracts containing (A) rights to any payment, acceleration of vesting or other benefits upon a change of control of the Company or (B) any rights in favor of the employee in addition to those specified in subclauses (i) or (ii), in each of

(i)-(iii) with respect to which Parent, any Parent Subsidiary or any Parent ERISA Affiliate has or could have any obligation or that are maintained, contributed to or sponsored by Parent, any Parent Subsidiary or any Parent ERISA Affiliate for the benefit of any current or former Worker of Parent, any Parent Subsidiary or any Parent ERISA Affiliate.

“Parent Products” means all product offerings, including all software, of Parent and each of the Parent Subsidiaries (a) that are being sold, licensed, or distributed, as applicable, as of the date hereof, or (b) that Parent, or any of the Parent Subsidiaries, is otherwise currently obligated to license, distribute, support or maintain (in each case, excluding, for the avoidance of doubt, (i) those Third Party products or Open Source Materials embedded in or otherwise part of the product offering and (ii) any of Parent’s support, consulting and/or training services).

“Parent PSU” means any performance-based Parent RSU.

“Parent Qualifying Transaction” means a transaction contemplated by a “Parent Competing Proposal,” except that all references to “15%” in the definition thereof shall be deemed to be references to “50%.”

“Parent Registered Intellectual Property” means all Parent Owned Intellectual Property that is Registered Intellectual Property.

“Parent RSU” means each outstanding restricted stock unit and any associated rights to the issuance of additional Parent Stock upon the achievement of Parent performance goals.

“Parent Special Meeting” means the meeting of the holders of shares of Parent Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.

“Parent Stock” or “Parent Shares” means the ordinary shares of $0.0001 par value of Parent.

“Parent Stock Option” means an option to purchase Parent Stock granted under any Parent Equity Plan.

“Parent Stockholder Approval” means the affirmative vote of the holders of a majority of the votes cast by holders of outstanding shares of Parent Stock on the proposal to approve the issuance of Parent Stock as provided in this Agreement at the Parent Special Meeting.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Superior Proposal” means a bona fide offer constituting a Parent Competing Proposal (with references to 15% being deemed to be replaced with references to 50%), which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors to be (a) more favorable to the stockholders of Parent from a financial point of view than the Mergers, taking into account all relevant factors (including all the terms and conditions of such offer (including any termination or break-up fee associated therewith, the existence of any financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer and the identity and financial capabilities of the Person or group making such offer.

“Patents” means domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof.

“Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the 2015 Company Balance Sheet or the 2015 Parent Balance Sheet (as applicable) or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the 2015 Company Balance Sheet or the 2015 Parent Balance Sheet (as applicable), (v) required pursuant to the Credit Agreement in order to secure the Obligations (as such term is defined in the Credit Agreement), (vi) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used, (vii) statutory or common law Liens to secure landlords, lessors or renters under leases or rental agreements, (viii) imposed on the underlying fee interest in leased real property, (ix) any zoning, land use, covenants, conditions and restrictions, matters that would be shown by a real property survey or similar matters affecting the Company’s real property or (x) Liens imposed by applicable securities laws.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Authority, including any of the following: (a) issued Patents and Patent applications; (b) Trademark registrations, renewals and applications; (c) Copyright registrations and applications; and (d) Domain Name registrations.

“Registration Statement” means the registration statement on Form S-4, or other applicable Form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act with respect to Parent Shares to be issued in connection with the Transactions.

“Representatives” means, when used with respect to Parent, the Merger Subs or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, lenders and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Source Code” means, collectively, any human-readable software source code, or any material portion or aspect of the software source code (excluding configuration parameters), in each case that is designed or intended to be compiled into binary executable form prior to execution.

“Stock Election Number” shall mean the quotient of (i) the Available Stock for Stock Election divided by (ii) the Per Share Stock Consideration.

“Stock Election Shares” means all Company Shares, including Dissenting Shares, in respect of which Stock Elections have been validly and timely delivered and not subsequently revoked or changed.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Authority or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party” means any person other than the Company, Parent and each of their respective affiliates (including the Merger Subs) and the respective Representatives of the Company, Parent and each of their respective affiliates.

“Trademarks” means all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith.

“Trade Secrets” means know-how and trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable).

“Treasury Regulations” means the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any successor regulations.

“US Plans” means all Company Plans, excluding Company Plans not subject to the Laws of the United States of America.

“VWAP of Parent Stock” means the volume-weighted average sales price per share taken to four decimal places of Parent Stock for the five trading days beginning on the fifth trading day immediately preceding the day of the Election Deadline and concluding on the day of the Election Deadline, with each trading day measured from 9:30 a.m. New York time until 4:00 p.m. New York time, as published by Bloomberg LP under its AQR function.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
“2015 Company Balance Sheet”	Section 3.7(c)
“2015 Parent Balance Sheet”	Section 4.7(c)
“Agreement”	Preamble
“Alternative Financing”	Section 6.16(a)
“Appraisal Rights”	Section 2.3(a)
“Average Cash Per Share”	Section 2.1(a)(i)
“Average Parent Stock Per Share”	Section 2.1(a)(i)
“Blue Sky Laws”	Section 3.5(b)
“Book-Entry Shares”	Section 2.2(b)
“Cash Election”	Section 2.1(b)(i)
“Certificates”	Section 2.2(b)
“Charter Documents”	Section 4.2
“Closing Date”	Section 1.2
“Closing”	Section 1.2
“Company”	Preamble
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Capitalization Representations”	Section 7.2(a)
“Company Change of Recommendation”	Section 5.3(a)
“Company Common Stock”	Recitals
“Company Disclosure Letter”	Article III

Term	Section
“Company ESPP”	Section 2.4(g)
“Company Financial Advisor”	Section 3.25
“Company Material Contracts”	Section 3.17(a)
“Company Owned Real Property”	Section 3.13(b)
“Company Preferred Stock”	Section 3.3(a)
“Company Record Date”	Section 5.5(c)
“Company Required Approvals”	Section 3.5(b)
“Company RSUs”	Section 2.4(a)
“Company SEC Reports”	Section 3.7(a)
“Company Securities”	Section 3.3(c)
“Company Shares”	Recitals
“Company Specified Representations”	Section 7.2(a)
“Company Stock Option”	Section 2.4(c)
“Company Subsidiary”	Section 3.1(b)
“Company Termination Fee”	Section 8.2(b)(i)
“Condition Satisfaction Date”	Section 1.2
“Continuing Employees”	Section 6.7(a)
“Continuing Service Provider”	Section 2.4(a)
“D&O Insurance”	Section 6.4
“DGCL”	Recitals
“Dispute”	Section 3.14(f)
“Dissenting Shares”	Section 2.3(a)
“DOJ”	Section 6.2(b)
“Election Deadline”	Section 2.1(b)(ii)
“Election Form”	Section 2.1(b)(i)
“Election”	Section 2.1(b)(i)
“Electronic Delivery”	Section 9.8
“Employment Practices”	Section 3.11(c)
“Environmental Permits”	Section 3.16(d)
“Excess Shares of Stock”	Section 2.6(b)
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Excluded Shares”	Section 2.1(a)
“Exchange Trust”	Section 2.6(b)
“Final Purchase Date”	Section 2.4(g)
“First Certificate of Merger”	Section 1.3
“First Effective Time”	Section 1.3
“First Merger”	Recitals
“First Surviving Corporation”	Section 1.1
“Fractional Share Consideration”	Section 2.1(a)
“FTC”	Section 6.2(b)
“GAAP”	Section 3.7(b)
“Indemnified Parties”	Section 6.4
“Merger Sub 1”	Preamble
“Merger Sub 2”	Preamble

Term	Section
“Merger Subs”	Preamble
“Mergers”	Recitals
“Mixed Election”	Section 2.1(b)(i)
“Multiemployer Plan”	Section 3.10(b)
“Multiple Employer Plan”	Section 3.10(b)
“Outside Date”	Section 8.1(d)
“Parent”	Preamble
“Parent Board of Directors”	Recitals
“Parent Board Recommendation”	Section 4.4(b)
“Parent Capitalization Representations”	Section 7.3(a)
“Parent Change of Recommendation”	Section 5.4(a)
“Parent Disclosure Letter”	Article IV
“Parent Employers”	Section 6.7(b)
“Parent Financial Advisor”	Section 4.20
“Parent Material Contracts”	Section 4.14(a)
“Parent Preferred Stock”	Section 4.3(a)
“Parent SEC Reports”	Section 4.7(a)
“Parent Securities”	Section 4.3(c)
“Parent Specified Representations”	Section 7.3(a)
“Parent Subsidiary”	Section 4.1(b)
“Parent Termination Fee”	Section 8.2(c)(i)
“Parent Warrants”	Section 4.3(b)(viii)
“Party” or “Parties”	Preamble
“Per Share Cash Consideration”	Section 2.1(a)(i)
“Per Share Merger Consideration”	Section 2.1(a)
“Per Share Mixed Consideration”	Section 2.1(a)(iii)
“Per Share Stock Consideration”	Section 2.1(a)(ii)
“Permits”	Section 3.6
“Proposed Dissenting Shares”	Section 2.3(a)
“Protection Period”	Section 6.7(b)
“Replacement Financing Documents”	Section 6.16(b)
“Replacement Financing”	Section 6.16(b)
“Representation Letter”	Section 6.13(b)
“S-8 Registration Statement”	Section 2.4(f)
“Satisfied Per Share Cash Consideration”	Section 2.1(a)(iv)(B)
“Satisfied Per Share Stock Consideration”	Section 2.1(a)(v)(B)
“Second Certificate of Merger”	Section 1.3
“Second Effective Time”	Section 1.3
“Second Merger”	Recitals
“SOX”	Section 3.7(a)
“Specified Antitrust Authorities”	Section 6.2(a)
“Stock Election”	Section 2.1(b)(i)
“Ultimate Surviving Corporation”	Section 1.1
“Tax Opinions”	Section 6.13(b)
“Transactions”	Recitals

Term	Section
“Undesignated Shares”	Section 2.1(b)(i)
“WARN Act”	Section 3.11(f)
“Worker”	Section 3.10(f)

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “Sections,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Annexes and Schedules to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a Person are also to such Person’s successors and permitted assigns. All references in this Agreement to “$” or other monetary amounts refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8 Counterparts. This Agreement may be executed and delivered (including by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Parent and the Merger

Subs shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 6.4 and the last sentence of Section 6.15, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided that the Financing Sources shall be express third party beneficiaries of this Section 9.9(b) and Section 9.1(c), Section 9.11(a), Section 9.11(b), and Section 9.15, and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state. Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each Company Related Party) and each of the other Parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement, the Mergers or any of the other Transactions, including any dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided that (i) the interpretation of the definition of Company Material Adverse Effect or “Target Material Adverse Effect” (as defined in any commitment letter related to the Financing) and whether or not a Company Material Adverse Effect or “Target Material Adverse Effect” (as defined in any commitment letter related to the Financing) has occurred, (ii) the determination of the accuracy of any “Acquisition Representations” (as defined in any commitment letter related to the Financing) and whether as a result of any inaccuracy thereof Parent, the Merger Subs or their respective affiliates have the right to terminate its obligations under this Agreement, or to decline to consummate the Transactions pursuant to this Agreement and (iii) the determination of whether the Transactions have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law. Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each Company Related Party) and each of the other Parties hereto (A) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Mergers or any of the other Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.4 shall be effective service of process against it for any such action brought in any such court, (D) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS, THE FINANCING AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Subs may assign, in their sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly owned Subsidiaries of Parent; provided, that no such assignment shall relieve any Parent Entity of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14 Enforcement; Remedies; Specific Performance.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For purposes of clarity, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 9.15 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and each Company Related Party (other than Parent and the Merger Subs)) agrees that neither it nor any other Company Related Party (other than Parent and the Merger Subs) shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Company Related Party (other than Parent and the Merger Subs) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Mergers, the foregoing will not limit the rights of the parties to the Financing under the Debt Financing Documents. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, the Merger Subs and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LAM RESEARCH CORPORATION

By	/s/ Martin B. Anstice
Name: Martin B. Anstice
Title: President and Chief Executive Officer

TOPEKA MERGER SUB 1, INC.

By	/s/ George M. Schisler, Jr.
Name: George M. Schisler, Jr.
Title: Vice President and Secretary

TOPEKA MERGER SUB 2, INC.

By	/s/ George M. Schisler, Jr.
Name: George M. Schisler, Jr.
Title: Vice President and Secretary

KLA-TENCOR CORPORATION

By	/s/ Richard P. Wallace
Name: Richard P. Wallace
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]